Exhibit 2.1

EXECUTION COPY

CONTRIBUTION AGREEMENT

by and among

PLUM CREEK TIMBER OPERATIONS I, L.L.C.

(PC Member)

and

TCG MEMBER, LLC

(TCG Member)

dated as of

August 22, 2008

12.5	Assignment	30
12.6	Counterparts; Facsimile Execution; Integration	31
12.7	Governing Law	31
12.8	Further Assurances	31
12.9	Attorneys’ Fees	31
12.10	Time is of the Essence	31

List of Exhibits:

Exhibit A – Form of LLC Agreement

Exhibit B – List of Properties and Other Assets

Exhibit C – 2008 Harvesting Forecast

Exhibit D – Disclosure Schedule

Exhibit E – Environmental Matters

Exhibit F – List of Encumbrance Leases

Exhibit G – List of Material Contracts (other than Leases)

Exhibit H – Deeds

Exhibit I – Assignment and Assumption of Long Term Timber Leases

Exhibit J – General Assignment and Assumption

Exhibit K – Form of Escrow Agreement

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”), dated as of August 22, 2008, is made by and among TCG Member, LLC, a Delaware limited liability company (“TCG Member”) and Plum Creek Timber Operations I, L.L.C., a Delaware limited liability company (“PC Member”).

RECITALS

WHEREAS, each of PC Member and TCG Member have agreed to form TCG / PCL, LLC, a Delaware limited liability company (the “Company”) and execute the Limited Liability Company Agreement of Company attached as Exhibit A hereto (the “LLC Agreement”) upon the satisfaction of certain conditions set forth in this Agreement and immediately prior to the contributions contemplated herein.

WHEREAS, PC Member and/or one or more of its Affiliates (as hereafter defined) are (or will be on the Closing Date (as hereafter defined)) the owner of 100% of the common equity interests in Plum Creek Contribution Partner, LLC, a Delaware limited liability company (the “Subsidiary LLC”), with such Subsidiary LLC owning certain real properties (the “Fee Properties”) or leasing certain real properties (the “Leased Properties” and together with the Fee Properties, each a “Property” and collectively, the “Properties”) and owning the personal property (the “Personal Property”) described on Exhibit B hereto. The Properties and the Personal Property are collectively referred to herein as the “Assets.”

WHEREAS, subject to satisfaction of certain conditions, PC Member has agreed to make a contribution to Company of the equity interests in the Subsidiary LLC and, in turn, the related Assets owned by the Subsidiary LLC on the terms and conditions set forth in this Agreement and the LLC Agreement.

WHEREAS, the parties acknowledge and agree that (i) the contributions contemplated by this Agreement are intended to be treated as tax-free contributions to Company in exchange for interests therein for U.S. federal income tax purposes under Section 721 of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) Company shall report the transactions consistently with such treatment, and (iii) the parties shall not take any position inconsistent with such treatment in any tax return, press release, any filing with any governmental authority, or otherwise.

WHEREAS, subject to satisfaction of certain conditions, TCG Member has agreed to make a capital contribution of immediately available funds to Company in the amount set forth in this Agreement on the terms and conditions set forth in this Agreement and the LLC Agreement;

NOW, THEREFORE, in consideration of the representations, warranties, agreements, covenants, and conditions contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, PC Member and TCG Member hereby agree as follows:

ARTICLE 1

DEFINED TERMS

The following terms used in this Agreement (unless otherwise expressly provided herein or unless the context otherwise requires) have the following meanings:

“2008 Harvesting Forecast” means the forecast for the timber operation and harvesting activities relating to the Properties to be conducted by PC Member or its Affiliates that will occur during calendar year 2008, and by third party purchasers of standing timber that will occur during calendar year 2008 and beyond, as depicted on the timber inventory dated January 1, 2008, as updated on July 23, 2008, a copy of which is attached hereto as Exhibit C.

“Affiliate” means, with respect to any specified person or entity, (i) any other person or entity “controlling,” “controlled by” or “under common control with” such specified person or entity, (ii) any officer, director, member or partner of such specified person or entity, or (iii) any other person or entity of which such specified person or entity is an officer, director, member or partner.

“Assets” has the meaning given to it in the recitals.

“Blocked Person” has the meaning given to it in Section 5.2(g).

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks in New York City are authorized or required by law or executive order to close.

“Closing” means the consummation of the last of the transactions contemplated by this Agreement.

“Closing Date” means the date agreed by the parties for closing of the contribution of the Subsidiary LLC Interests by PC Member to Company and the TCG Member Contribution to Company, which date shall be within forty-five (45) days after satisfaction of the Property Contribution Conditions, but in no event earlier than September 30, 2008 or later than October 15, 2008.

“Code” has the meaning given to it in the recitals.

“Company” has the meaning given to it in the preamble.

“Contracts” has the meaning give to it in Section 4.4.

“Covered Returns” has the meaning give to it in Section 5.1(f).

“Disclosure Schedule” means the schedule attached to this Agreement as Exhibit D identifying certain exceptions to the representations and warranties made by PC Member pursuant to this Agreement.

“Encumbrances” means any lien, mortgage, pledge, encumbrance, charge, security interest, adverse or other claim, community property interest, condition, equitable interest, option, warrant, right of first refusal, easement, profit, license, servitude, right of way, covenant, zoning or other restriction of any kind or nature.

2

“Encumbrance Leases” means the leases that relate to all or any portion of the Properties to which PC Member and/or one or more of its Affiliates is a lessor, including, without limitation, any lease under which PC Member and/or one or more of its Affiliates has granted to a third party hunting or other recreational rights with respect to the Properties.

“Environmental Laws” means all state, federal, or local laws, statutes, ordinances, rules, regulations or orders pertaining to health or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”) and the Resource Conservation and Recovery Act of 1976 (“RCRA”), the Clean Air Act, the Clean Water Act, and the Oil Pollution Control Act of 1990, as each may be amended from time to time. As used herein, the terms “hazardous substance” and “release” have the meanings specified in CERCLA, and the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA. If either CERCLA or RCRA is amended to broaden the meaning of any term defined thereby, the broader meaning shall apply to this Agreement. Moreover, to the extent that state law establishes a meaning for “hazardous substance,” “release,” “solid waste,” or “disposal” that is broader than that specified in either CERCLA or RCRA, the broader meaning shall apply.

“Escrow” means the escrow account established with the Escrow Agent into which the TCG Contribution Deposit is to be deposited.

“Escrow Agent” has the meaning given to it in Section 2.1(a).

“Fee Properties” has the meaning given to it in the recitals.

“Leases” means the Long Term Timber Leases and the Encumbrance Leases.

“Leased Properties” means that portion of the Property that is leased, subleased or licensed to PC Member and/or one or more of its Affiliates as lessee, sublessee and/or licensee pursuant to a Long Term Timber Lease.

“Legal Requirements” means all laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions, and requirements of all governments and governmental authorities having jurisdiction of any Property.

“LLC Agreement” has the meaning given to it in the recitals.

“Long Term Timber Lease” means a lease whereby PC Member and/or one or more of its Affiliates is the lessee, sublessee and/or licensee of one or more of the Leased Properties and which allows the use, operation, possession and/or occupancy of such Leased Properties, including all purchase options, prepaid rents and security deposits relating thereto, together with, PC Member’s and/or one or more of its Affiliates’ rights, title and interest, if any, in (i) all buildings thereon, (ii) all timber growing, standing or lying (including timber loaded on vehicles but not yet weighed) thereon, (iii) all roads, bridges and other improvements and fixtures thereon and (iv) all seeds and seedlings located thereon, subject to the Permitted Encumbrances.

3

“Lost Value” has the meaning given to it in Article 10.

“Material Adverse Effect” means a circumstance that would lessen the value of the Properties, or the operations of the Properties, as applicable, or damages, in the aggregate of at least 1% of the TCG Member Contribution.

“Member” means each of PC Member and TCG Member.

“Obligations” means all payments required to be made and all representations, warranties, covenants, agreements, and commitments required to be performed under the provisions of this Agreement by PC Member, TCG Member or Company, as applicable.

“PC Member” has the meaning given to it in the preamble.

“PC Member’s Knowledge” or words of similar effect shall mean the current, actual knowledge of Larry Neilson, Karl Watt and Sheri Ward as well as Todd Reitz, with respect to the Properties (identified on Exhibit C hereto) located in the Choctaw Package, Peter Remoy, with respect to the Properties located in the Crossett Package, Steve Hanley, with respect to the Properties located in the Kiamichi and Ouachita Packages, and Jon Rashleigh, with respect to the Properties located in the Pearson and Whiteville Packages, without the requirement of further investigation, whom PC Member hereby represents are the employees of PC Member and its Affiliates who have the most knowledge of the matters set forth in this Agreement and with respect to the Subsidiary LLC and the Properties. Nothing in this Agreement shall be construed to impose on Larry Neilson, Karl Watt, Sheri Ward, Peter Remoy, Steve Hanley, Todd Reitz or Jon Rashleigh any duty or personal liability with respect to any matter set forth in or otherwise related to this Agreement.

“Permitted Encumbrances” means, with respect to the Properties, the following types of encumbrances:

(a) liens for ad valorem taxes, assessments and other governmental charges which are not yet due and payable as of the Closing;

(b) all land use (including environmental and wetlands), building and zoning laws, regulations, codes and ordinances affecting the Properties;

(c) any rights of the United States of America, the State in which any Property is located or others, in the use and continuous flow of any brooks, streams or other natural water courses or water bodies within, crossing or abutting any Property, including, without limitation, riparian rights and navigational servitudes;

(d) title to that portion of the Properties, if any, lying below the mean high water mark of abutting tidal waters;

(e) all easements, rights-of-way, licenses and other such similar encumbrances that are either recorded or disclosed to TCG Member and which are not inconsistent with the use of the Properties as commercial timberlands;

4

(f) all existing public and private roads and streets and all existing railroad and utility lines, pipelines, service lines and facilities;

(g) all encroachments, overlaps, boundary line disputes, shortages in area, persons in possession, cemeteries and burial grounds and other matters not of record which would be disclosed by an accurate survey or inspection of the Property;

(h) prior reservations or conveyances of mineral rights or mineral leases of every kind and character;

(i) any loss or claim due to lack of access to any portion of the Property; and

(j) any Permitted Exceptions.

“Permitted Exceptions” has the meaning given to it in Section 4.1(b).

“Post-Closing Easements” means such easements for ingress, egress and utilities over, along, and across property owned by either Company or PC Member and/or any one or more of their respective Affiliates, as the case may be, as may be reasonably necessary to allow Company and/or PC Member and their respective Affiliates, successors and assigns to access any portion of the any properties or property owned by Company, PC Member or their respective Affiliates for any lawful purpose.

“Property” and “Properties” have the meaning given to them in the recitals.

“Property Contribution Amount” has the meaning given to it in Article 3.

“Property Contribution Conditions” means the following conditions precedent to the Obligations of either Member to enter into the LLC Agreement, of PC Member to contribute the Subsidiary LLC Interests to Company or of TCG Member to make the TCG Member Contribution (including the release of the TCG Contribution Deposit from Escrow) to Company pursuant to this Agreement and the LLC Agreement:

(a) PC Member and TCG Member having completed the negotiation of all documents necessary to consummate the transactions contemplated by this Agreement and the LLC Agreement, including, but not limited to all documentation relating to the Plum Creek Loan (as defined in the LLC Agreement), and all documentation necessary to evidence the transfer of the Subsidiary LLC Interests to Company; and

(b) receipt of any and all third party consents required to be obtained prior to the consummation of the transactions contemplated by this Agreement and the LLC Agreement.

“PTC” has the meaning given to it in Section 4.1(a).

“Qualified Appraiser” means an appraiser who is not an Affiliate of any Member and has not been an employee of any Member or any Affiliate of the Member at any time, who is qualified to appraise the Properties and is a member of the Appraisal Institute (or any successor association or body of comparable standing if such organization is not then in existence) and who has held his or

5

her certificate as an M.A.I. or its equivalent for a period of not fewer than ten (10) years, and has been actively engaged in the appraisal of timberlands in the jurisdiction of the Property being appraised immediately preceding his or her appointment under this Agreement.

“Subsidiary LLC Interests” means one hundred percent (100%) of all the membership interests in the Subsidiary LLC.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separated or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other person or entity.

“TCG Contribution Deposit” has the meaning given to it in Section 2.1(a)(i).

“TCG Member” has the meaning given to it in the preamble.

“TCG Member Contribution” means the aggregate $783,000,000 capital contribution to be made by TCG Member to Company (including the TCG Contribution Deposit and any interest thereon).

“TCG Member’s Knowledge” or words of similar effect shall mean the current, actual knowledge of John Gilleland and Stan Renecker, whom TCG Member hereby represents are managers of TCG Member’s Affiliate with the most knowledge of the matters set forth in this Agreement. Nothing in this Agreement shall be construed to impose on John Gilleland or Stan Renecker any duty or personal liability with respect to any matter set forth in or otherwise related to this Agreement.

“Title Company” has the meaning given to it in Section 4.1(a).

“Title Failure” means (i) any portion of the Fee Properties that is not, or immediately prior to or at the Closing will not be, (A) owned by PC Member and/or one or more of its Affiliates or (B) insurable by the Title Company, and (ii) any portion of the Leased Properties that is not, or immediately prior to the Closing, will not be, (A) the subject of a valid and enforceable Long Term Timber Lease or (B) insurable by the Title Company.

“Transfer” has the meaning given to it in Section 12.5.

Capitalized terms used in this Agreement which are not otherwise defined in the Agreement shall have the meanings set forth in the LLC Agreement.

6

ARTICLE 2

CONTRIBUTION

2.1	Contributions

(a) Contribution of TCG Member.

(i) On or before August 25, 2008, TCG Member shall deposit with Fidelity National Title Insurance Company, 200 Galleria Parkway SE, Atlanta, Georgia 30339 (the “Escrow Agent”), pursuant to an escrow agreement in substantially the form of Exhibit K hereto, the amount of $39,150,000, representing five percent (5%) of the TCG Member Contribution (such amount, the “TCG Contribution Deposit”). The TCG Contribution Deposit and any interest thereon paid by the Escrow Agent shall be remitted to Company and applied against the TCG Member Contribution upon the occurrence of the Closing or shall otherwise be distributed in accordance with Section 11.1 or Section 11.2 hereof, as applicable.

(ii) Subject to the terms and conditions of this Agreement, including among other things the Property Contribution Conditions, TCG Member shall on the Closing Date contribute the remaining TCG Member Contribution to Company via wire transfer of immediately available funds in the amount of the TCG Member Contribution, less the TCG Contribution Deposit and any interest accrued thereon, to the account designated by Company.

(b) Contribution of PC Member. Subject to the terms and conditions of this Agreement and upon satisfaction of the conditions set forth in Articles 6, 7, and 8 hereof, PC Member shall contribute, assign, transfer and convey to Company, and Company shall acquire and accept from PC Member, free and clear of all Encumbrances, other than Permitted Encumbrances, all right, title and interest in and to the Subsidiary LLC Interests (hereafter the “PC Member Contribution” and together with the TCG Member Contribution, the “Contributed Assets”).

2.2	Consideration

In consideration for the Contributed Assets, upon receipt of the TCG Member Contribution and the PC Member Contribution, Company shall issue to TCG Member and PC Member Company Interests as provided for in Section 6.2(a) of the LLC Agreement.

ARTICLE 3

PROPERTY CONTRIBUTION AMOUNT

If and when PC Member contributes the PC Member Contribution to Company, PC Member’s capital account in Company shall be increased by the agreed fair market value of the PC Member Contribution, which is $783,000,000 (the “Property Contribution Amount”). Any credit received by PC Member for contribution of the PC Member Contribution to Company hereunder is in addition to any credit PC Member may otherwise be or become entitled to for any cash or other capital contribution made by PC Member to Company as provided in the LLC Agreement.

7

ARTICLE 4

INVESTIGATIONS

4.1	Condition of Title

(a) Preliminary Title Report and Title Policies. Prior to the date hereof TCG Member received a preliminary title commitment (a “PTC”) for each of the Properties prepared by Fidelity National Title Insurance Company (the “Title Company”), together with complete and legible copies of all documents relating to the title exceptions referred to in such PTC. As a condition to the Closing, PC Member shall cause to be delivered title insurance policies that are in a form acceptable to TCG Member and PC Member, subject only to the Permitted Encumbrances and such reasonable and customary provisions and endorsements that TCG Member may request.

(b) Title Objections. PC Member has provided TCG Member with an opportunity to review title for each of the Properties. TCG Member may submit objections thereto to PC Member by not later than August 25, 2008 (“Title Objections”); provided, however, that clauses (a) through (i) of Permitted Encumbrances shall not be deemed to be Title Objections. Any title encumbrances or exceptions that are set forth in the PTC to which TCG Member does not object during the period specified above or that do not exceed the Title Objection Threshold (as hereinafter defined) shall be deemed to be permitted exceptions to the status of PC Member’s title (the “Permitted Exceptions”). Without limiting the provisions of the immediately succeeding sentence, PC Member will work with TCG Member and Title Company to cure and remove the Title Objections prior to Closing. If, by September 19, 2008, (A) the aggregate value of the underlying Properties that remain subject to the Title Objections does not total more than one percent (1%) of the TCG Member Contribution (the “Title Objection Threshold”), then TCG Member shall accept the status of the title and proceed to Closing without further action with regards to such remaining Title Objections; provided, however, that (i) PC Member will work with TCG Member and Title Company to cure and remove the Title Objections prior to Closing and (ii) the Title Objection Threshold shall not apply to any title objection relating to a Title Failure and TCG Member shall be permitted to object to all Title Failures affecting the Properties; or (B) the aggregate value of the underlying Property that remains subject to the Title Objections equals or exceeds the Title Objection Threshold, then PC Member must either, at PC Member’s sole discretion, (i) cause the Title Company to issue the title insurance policy without reference to such remaining Title Objections (in other words, “insure around” an exception), without a reduction in the TCG Member Contribution; or (ii) remove that portion of the Fee Property (and/or the Leased Property, if applicable) in excess of the Title Objection Threshold from the transactions contemplated herein, whereupon the TCG Member Contribution will be reduced by the value of such Property so removed (“Title Objection Carveout”). In the event PC Member and TCG Member cannot agree as to the amount of diminution in value of the Property removed from the transaction, the provisions of Article10 shall apply. Any such excluded acreage shall be aggregated with such surrounding acreage as may be reasonably necessary to create an economically feasible and marketable parcel, in PC Member’s sole discretion, of not less than 40 acres in size. In the event of any such carve-outs, PC Member shall reserve or TCG Member shall grant such rights for ingress, egress and utilities as may be required to access such parcel.

(c) Title Failure. In the event of any Title Failure, TCG Member’s sole remedy with respect to any such Title Failure shall be to proceed with the Closing with those portions of the Properties that are subject to such Title Failure excluded from the Properties to be conveyed to the

8

Subsidiary LLC and receive a reduction in the TCG Member Contribution by the value of the Properties so excluded (“Title Failure Carveout”). In the event PC Member and TCG Member cannot agree as to the amount of diminution in value of the Property excluded from the transaction, the provisions of Article 10 shall apply. Any such excluded acreage shall be aggregated with such surrounding acreage as may be reasonably necessary to create an economically feasible and marketable parcel, in PC Member’s sole discretion, of not less than 40 acres in size. In the event of any such carve-outs, PC Member shall reserve or TCG Member shall grant such rights for ingress, egress and utilities as may be required to access such parcel.

(d) Notwithstanding Sections 4.1(a) and 4.1(b) to the contrary, PC Member hereby agrees to remove the following exceptions from title on or before the Closing, to the reasonable satisfaction of TCG Member:

(i) all mortgage and deed of trust liens encumbering the Properties;

(ii) all monetary liens encumbering the Properties.

(iii) all delinquent real and personal property taxes assessed on the Properties.

(e) Post Closing Right to Sell. For a period of one year from and after the Closing Date, PC Member, at its option, may require Company to purchase and accept title to any Title Failure Carveout or Title Objection Carveout (subject to the Permitted Encumbrances affecting such Title Failure Carveout or Title Objection Carveout) for which PC Member has either (i) cured or caused to be cured (A) all title defects affecting such Title Failure Carveout or (B) title objections affecting such Title Objection Carveout; or (ii) caused the Title Company to insure around such Title Failure Carveout or Title Objection Carveout. If PC Member elects to require Company to purchase and acquire title to any Title Failure Carveout or Title Objection Carveout pursuant to this Section 4.1(e), then (1) PC Member and/or one or more of its Affiliates shall provide written notice to TCG Member and within forty-five (45) days of such notice shall convey such Title Failure Carveout or Title Objection Carveout to Company pursuant to an instrument of conveyance described in Section 4.2, subject to the Permitted Encumbrances and (2) Company shall pay to PC Member, on the date title to such property is conveyed, an amount equal to the amount of the fair market value of such Title Failure Carveout or Title Objection Carveout; provided, however, that in no event will Company be obligated to pay under this Section 4.1(e) an amount in excess of the aggregate downward adjustment to the TCG Member Contribution in respect of the Title Objection Carveouts or Title Failure Carveouts pursuant to Sections 4.1(b) or (c).

4.2	Vesting of Title and Transfer of Assets

Prior to or concurrently with Closing, title to (A) each Fee Property shall be conveyed to the Subsidiary LLC by (i) applicable deed, in the forms attached hereto as Exhibit H-1 (Oklahoma), Exhibit H-2 (Arkansas), Exhibit H-3 (Georgia), Exhibit H-4 (North Carolina), Exhibit H-5 (South Carolina) and Exhibit H-6 (Mississippi), or (ii) assignment and assumption of the Long Term Timber Leases in the form attached hereto as Exhibit I to convey PC Member’s interest in and to the Leased Properties, subject only to the Permitted Encumbrances for each such Property, (B) the Personal Property shall be transferred to the Subsidiary LLC pursuant to a bill of sale, in form agreed to by the parties, and (C) the Contracts (other than the Long Term Timber Leases) shall be transferred to the Subsidiary LLC pursuant to the general assignment and assumption agreement attached hereto as Exhibit J.

9

4.3	Environmental Matters

Prior to the date hereof, PC Member provided TCG Member, with respect to the Properties, copies of existing Phase I Environmental Reports prepared by URS Corporation, a list of which is attached as Exhibit E hereto. The Members of the Company have reviewed such information and TCG Member hereby waives any contingencies regarding the environmental condition of the Properties, except to the extent TCG Member may incur any costs, losses, liabilities, obligations or claims as a result of a breach by PC Member of any of the representations and warranties contained in Section 5.1(b), TCG Member hereby releases PC Member and PC Member’s Affiliates from all costs, losses, liabilities, obligations and claims, of any nature whatsoever, known and unknown, that TCG Member may have against PC Member or its Affiliates or that may arise in the future based in whole or in part upon (a) PC Member or PC Member’s Affiliates’ failure to comply with any applicable environmental laws, or (b) the presence, release or disposal of any hazardous substance, solid waste, or any other environmental contamination on, within, or from any Property before, as of, or after the date of Closing.

4.4	Review of the Properties and Contracts

Prior to the date hereof, TCG Member was provided with access to the Properties and any contracts, leases and permits affecting each Property and any related Personal Property that the PC Member believes will survive Closing, including, without limitation, the Leases (collectively, the “Contracts”). TCG Member hereby agrees that PC Member shall cause the Subsidiary LLC to assume the Contracts on or before the Closing.

4.5	Investigations Completed

On or before the date hereof, TCG Member completed its inspections of the Assets and the Subsidiary LLC.

4.6	Ongoing Right of Entry.

Prior to the Closing Date or termination of this Agreement in accordance with the terms herein, TCG Member, through its authorized agents or representatives, may enter upon the Properties at all reasonable times for the purposes of making inspections and other studies; subject to the terms and conditions of this Section 4.6 (“Entry Right”).

(a) The Entry Right is subject to any and all easements, leases, rights of way, oil and gas leases and/or servitudes, of whatever kind or nature, which may be presently of record or visible by a physical inspection of the Properties. In addition, the rights granted herein are only for the Properties and access to the Properties over roads owned by PC Member or its Affiliates. It shall be TCG Member’s responsibility to secure access rights across lands owned by other parties.

(b) TCG Member acknowledges and agrees that the Entry Right is given and received for the sole purpose of authorizing TCG Member to conduct a visual inspection of certain portions of the Properties for the purpose of obtaining information regarding the standing timber thereon and

10

assessing the harvestability and value of such standing timber. Prior to the Closing Date (i) TCG Member shall not utilize the Properties for any other purpose, and (ii) TCG Member shall not engage in any drilling, excavating or environmental investigations or other invasive testing of the Properties.

(c) In exercising the Entry Right, TCG Member, at its sole expense, shall comply with all laws, orders and regulations of any governmental authorities and shall refrain from violating any directive of any public officer which shall impose any violation, order or duty upon PC Member or TCG Member with respect to the use or occupancy thereof by TCG Member, without limitation, any governmental law or statute, rule, regulation, ordinance, code, or policy now or hereafter in effect relating to endangered species, game management, the environment, health, safety or any substances, materials or wastes regulated by any governmental authority or deemed or defined as a “hazardous substance”, “hazardous material”, “toxic substance”, “toxic pollutant”, “contaminant”, “pollutant”, “solid waste”, “hazardous waste” or words of similar import under applicable laws and regulations of the jurisdiction in which the Properties is located and the political subdivisions thereof having jurisdiction over the Properties.

(d) With respect to any exercise of the Entry Right, TCG Member shall indemnify and save PC Member, together with its subsidiaries and Affiliates (the “PC Member Companies”) harmless, and, at TCG Member’s expense, shall defend PC Member and the PC Member Companies from and against any and all claims, suits, losses, damages, or expenses, on account of injuries to or death of any and all persons whomsoever, including TCG Member, employees, agents and invitees of TCG Member, and of PC Member and the PC Member Companies, and any and all damage to property to whomsoever belonging, including property owned by, rented to, or in the care, custody, or control of the parties hereto, arising or growing out of, or in any manner connected with the exercise of the Entry Right granted under this Section 4.6. Notwithstanding the foregoing, nothing herein contained is to be construed as an indemnification against the sole combined negligence of PC Member or the PC Member Companies, and their respective officers, employees, or agents.

(e) In further consideration of the authorization herein granted herein, TCG Member does hereby release and discharge PC Member and PC Member Companies and their respective officers, agents, employees, successors and assigns, from any and all manner of claims, demands, damages, causes of action or suits that TCG Member might now have or that might subsequently accrue against them, created by, arising out of, or based upon TCG Member’s exercise of the Entry Right pursuant to this Section 4.6, except for such claims resulting from the sole combined negligence of PC Member or PC Member Companies, and their respective officers, employees or agents.

(f) At all times during the term of this Agreement, TCG Member will maintain, at TCG Member’s sole expense, comprehensive general liability insurance for bodily injury, death, and damage to property, with coverage of at least $500,000 per occurrence; and comprehensive automobile liability insurance covering, owned, non-owned, hired, and other vehicles, with a combined single limit of at least $500,000 for bodily injury, death, and property damage per occurrence. Also, if applicable, TCG Member will maintain workers’ compensation insurance (or will obtain appropriate exemption certificates), with statutory limits as are required by the Workers’ Compensation Law in the State in which the work is being performed hereunder; and employer’s liability insurance, for employee bodily injuries and death. The coverage afforded under any insurance policy obtained by TCG Member pursuant to this Section 4.6(f) shall be primary coverage regardless of whether or not PC Member has similar coverage. The maintenance of TCG Member’s

11

insurance coverage shall not in any way operate to limit the liability of TCG Member to PC Member under this Agreement. From time to time, upon PC Member’s reasonable request, TCG Member will provide to PC Member a certificate(s) of insurance evidencing TCG Member’s insurance coverage required herein.

(g) Prior to the Closing Date (i) TCG Member shall not cut or remove any live timber from or damage any vegetation on the Properties without permission from PC Member, and will take all proper and necessary steps to protect the Properties from unauthorized occupancy, trespass, and damage by fire. TCG Member shall assume all responsibility for the spread of fire in or from the Properties and from all damage to the personal property on the Properties, and to the timber thereon and on adjoining lands, which may occur as the result of TCG Member’s exercise of the Entry Right granted pursuant to this Section 4.6.

(h) With respect to any exercise of the Entry Right by TCG Member, TCG Member shall leave the Properties in a safe, clean and sanitary condition, free of litter and debris, satisfactory to PC Member. In the event of any failure by TCG Member to do so prior to the Closing Date, PC Member may remove such property and facilities and restore the Properties at the expense of TCG Member.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1	Representations and Warranties of PC Member as to the Properties

Other than as provided on the Disclosure Schedule, the PC Member hereby represents and warrants the following matters with respect to the Properties to Company and TCG Member as of the date of execution of this Agreement (unless another date is otherwise indicated), and as of the Closing Date (unless another date is otherwise indicated):

(a) Contracts. To PC Member’s Knowledge, each Contract is valid and in full force and effect except for Contracts the termination of which would not have a Material Adverse Effect. To PC Member’s Knowledge, each Contract (except for any Leases terminating upon assignment) is enforceable by PC Member and there is no default (or any condition that with the passage of time or the giving of notice would constitute a default) thereunder by PC Member or any party thereto. Neither PC Member nor, to PC Member’s Knowledge, any other party thereto has breached any material provision of, or is in default in any material respect under, the terms of any Contract. To PC Member’s Knowledge, Exhibit F attached hereto is a complete list of all Leases affecting the Property as of the date hereof. To PC Member’s Knowledge, Exhibit G attached hereto is a complete list of all Contracts (other than Leases) which require expenditures or receipts, performance of services or delivery of goods or materials by or to PC Member and/or one or more of its Affiliates in an amount or of value in excess of $100,000 per year or $250,000 over the term of such Contract.

(b) Environmental Matters. To PC Member’s Knowledge, other than as stated on the Disclosure Schedule:

(i) there are no underground storage tanks on the Properties;

12

(ii) During PC Member’s or its Affiliates’ ownership of the Properties, PC Member has not received notification from any third party, including, but not limited to, any governmental agency, alleging that the Properties are not in compliance with environmental laws;

(iii) PC Member holds all material licenses, permits or consents under or relating to environmental laws from all governmental authorities that are necessary for the conduct of all business relating to the Properties;

(iv) PC Member is currently conducting all business relating to the Properties in compliance in all material respects with environmental laws;

(v) there are no environmental claims pending or threatened asserting that the Properties are not in compliance with environmental laws or that there has been a release of hazardous substances on the Properties that requires investigation, remediation or monitoring;

(vi) PC Member is not subject to any material liability or obligation with respect to the Properties for any cleanup or other response action relating to any environmental matter; and

(vii) there has been no releases of any hazardous substance involving the Properties during PC Member’s ownership in a quantity required to be reported under any environmental law not reported in accordance with such law.

(c) Suits, Actions or Proceedings. Except as set forth on the Disclosure Schedule, to the PC Member’s Knowledge, there is: (i) no court or administrative judgment or order which could have a Material Adverse Effect on the Properties or current operations thereon; and (ii) no legal, administrative or other suit, action, proceeding or arbitration or governmental investigation pending or threatened which could reasonably be expected to have a Material Adverse Effect on the Properties or current operations thereon.

(d) Compliance. Except as set forth on the Disclosure Schedule, to PC Member’s Knowledge, PC Member has not received notification from any governmental agency or third party alleging that the Properties are not in compliance in all material respects with applicable laws (other than environmental laws, which are covered in clause (b) above). To PC Member’s Knowledge there are no such violations relating to the use of the Properties. PC Member holds all licenses, permits or consents from all governmental authorities necessary to conduct all business related to the Properties, except as would not otherwise have a Material Adverse Effect.

(e) Title. As of the Closing Date, Subsidiary LLC will have good and marketable title to the related Properties listed on Exhibit B and title to all other associated Personal Property, and at closing such Properties and the Personal Property will be free and clear of all liens, security interests, charges and encumbrances other than Permitted Exceptions.

(f) Taxes. PC Member and the Subsidiary LLC have (or on or before the Closing Date will have) duly and timely filed all material Tax returns relating to its business or the Properties required to be filed by it on or before the Closing Date (“Covered Returns”), and have (or by the

13

Closing Date will have) duly and timely paid, or are contesting in appropriate proceedings, all Taxes shown to be due on such Covered Returns, all deficiencies and assessments of such Taxes of which notice has been received by PC Member or the Subsidiary LLC, and all other material Taxes due and payable on or before the Closing Date. There are no Tax liens on any of the Assets of PC Member or the Subsidiary LLC, other than liens for Taxes not yet due and payable or for Taxes that PC Member is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established.

(g) Absence of Changes. As of the Closing Date, since the date of this Agreement, PC Member (or an Affiliate of PC Member) has operated all business relating to the Properties only in the ordinary course of business, and has not:

(i) sold, transferred or conveyed any Properties;

(ii) sold, transferred or conveyed any non-real property assets except in the ordinary course of business;

(iii) suffered any change in any business relating to the Properties that would reasonably be expected to have a Material Adverse Effect;

(iv) suffered any material destruction, damage or loss relating to the Properties that would reasonably be expected to have a Material Adverse Effect;

(v) incurred any liability or obligation, made any purchase commitment, or entered into any transaction that would constitute or result in any assumed liability, other than in the ordinary course of business;

(vi) amended or modified in any material respect, or entered into, any contracts or leases other than in the ordinary course of business relating to the Properties.

(h) Conduct of Business. From January 1, 2008, through the Closing Date, PC Member (or an Affiliate of PC Member) has operated its business relating to the Properties in the ordinary course of its business and in material conformance with the 2008 Harvesting Forecast, as applicable. In addition, PC Member (or an Affiliate of PC Member) has entered into third party pay-as-cut or lump sum stumpage agreements, some of which may survive Closing, in substantial conformance with the 2008 Harvesting Forecast.

(i) Accuracy and Completeness of Representations. The representations and warranties of PC Member contain no material inaccuracy, misstatement or omission that would make such representations or warranties misleading in any material respect. The Disclosure Schedules are complete and accurate as of the date of this Agreement, and, will be accurate as of the Closing Date, as updated as of such date.

5.2	Representations and Warranties of PC Member as to Itself

Other than as provided on the Disclosure Schedule, the PC Member hereby represents and warrants the following matters with respect to the PC Member to Company as of the date of execution of this Agreement (unless another date is otherwise indicated), and as of the Closing Date (unless another date is otherwise indicated):

(a) Due Organization, Authorization and Enforceability. PC Member is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, has full power and authority, and all necessary limited liability company and other action has been taken to authorize PC Member, to make, execute, deliver, and perform this Agreement. This Agreement is a valid, binding and legal agreement of PC Member, enforceable against PC Member in accordance with its terms.

14

(b) Consents. No consent or approval of any person, entity, or governmental authority is required with respect to the execution and delivery of this Agreement by PC Member or the consummation by PC Member of the transactions contemplated hereby or the performance of its Obligations hereunder.

(c) No Conflict. The execution and delivery of this Agreement and the closing documents to be executed in connection herewith and the consummation of the transactions contemplated hereby and thereby do not result in a breach or violation of any Legal Requirements or conflict with, breach, result in a default (or an event which with notice and passage of time or both will constitute a default) under, or violate any contract or agreement to which PC Member is a party or by which it or the Properties are bound.

(d) Bankruptcy or Debt of PC Member. PC Member has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or, to PC Member’s Knowledge, suffered the filing of an involuntary petition by PC Member’s creditors, suffered the appointment of a receiver to take possession of all, or substantially all, of PC Member’s assets, suffered the attachment or other judicial seizure of all, or substantially all, of PC Member’s assets, admitted in writing its inability to pay its debts as they generally come due or made an offer of settlement, extension or composition to its creditors generally. PC Member is not insolvent and the consummation of the transactions contemplated by this Agreement shall not render PC Member insolvent.

(e) No Litigation. Except as set forth on the Disclosure Schedule, to PC Member’s Knowledge there is no suit, action, arbitration or other proceeding threatened or pending before any court or governmental agency which may result in the restraint or prohibition of the consummation of the transactions contemplated by this Agreement.

(f) Foreign Person/Withholding. PC Member is not a foreign person with respect to which either TCG Member or Company would be required to withhold U.S. federal income tax under Section 1441, 1442, 1445, or 1446 of the Code , and PC Member agrees to execute any and all documents necessary or reasonably required by the Internal Revenue Service, Company, or TCG Member to avoid any such withholding requirement.

(g) Blocked Persons. PC Member is not a person or entity with whom United States persons or entities are restricted or prohibited from doing business under any laws, orders, statutes, regulations or other governmental action relating to terrorism or money laundering (including Executive Order No. 13224 effective September 24, 2001, and regulations of the Office of Foreign

15

Asset Control of the Department of the Treasury) (“Blocked Person(s)”), and, to PC Member’s Knowledge, it does not engage in any dealings or transactions with any Blocked Person or any Person otherwise associated with a Blocked Person.

(h) Brokers Fees. Other than fees payable to Goldman, Sachs & Co., there are no other agreements under which another party will be entitled to any real estate commission, real estate finder’s fee, real estate acquisition fee, placement agent fee or other brokerage-type compensation upon PC Member’s entry into this Agreement and/or completion of the transactions contemplated herein. PC Member shall be solely responsible for the brokerage commission payable to Goldman, Sachs & Co.

5.3	Representations and Warranties of PC Member as to the Subsidiary LLC

Other than as provided on the Disclosure Schedule, the PC Member hereby represents and warrants the following matters with respect to the Subsidiary LLC and the Subsidiary LLC Interests to Company and TCG Member as of the date of execution of this Agreement (unless another date is otherwise indicated), and as of the Closing Date (unless another date is otherwise indicated):

(a) Organization. The Subsidiary LLC is a limited liability company duly formed, validly existing and in good standing pursuant to the laws of the State of Delaware.

(b) Ownership. PC Member is the sole and exclusive owner of the Subsidiary LLC Interests and has full legal right, power and authority to sell, transfer and convey the Subsidiary LLC Interests in accordance with the terms of this Agreement and the LLC Agreement.

(c) Tax Classification. The Subsidiary LLC is an “eligible entity” within the meaning of Treasury Regulations Section 301.7701-3(a) that has not elected to be classified as an association.

(d) Title: Absence of Encumbrances. PC Member has title to one-hundred percent (100%) of the Subsidiary LLC Interests free and clear of any Encumbrances.

(e) Ability to Carry out the Agreement. The execution, delivery and performance of this Agreement and the LLC Agreement by PC Member and the contribution by PC Member of the Subsidiary LLC Interests to Company do not conflict with any agreement, instrument or understanding, oral or written, to which the Subsidiary LLC may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over the Subsidiary LLC.

(f) Contracts and Legal Obligations. The Subsidiary LLC has not entered into any contract, agreement, partnership, joint venture or other arrangement, whether written or oral, with any third party that is inconsistent with the terms of this Agreement and the LLC Agreement.

(g) Litigation. There are no actions, suits, arbitration or legal, administrative or other proceedings or investigations pending or, to the PC Member’s Knowledge threatened against or affecting the Subsidiary LLC. To the PC Member’s Knowledge there is no ground upon which any such action, suit or proceeding might be commenced against or affecting the Subsidiary LLC with any reasonable likelihood of success.

16

5.4	Representations and Warranties of TCG Member

TCG Member hereby represents and warrants the following matters with respect to TCG Member to Company and PC Member as of the date of execution of this Agreement (unless another date is otherwise indicated), and as of the Closing Date (unless another date is otherwise indicated):

(a) Due Organization, Authorization and Enforceability. TCG Member is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, has full power and authority, and all necessary limited liability company and other action has been taken to authorize TCG Member, to make, execute, deliver, and perform this Agreement. This Agreement is a valid, binding and legal agreement of TCG Member, enforceable against TCG Member in accordance with its terms.

(b) Consents. No consent or approval of any person, entity, or governmental authority is required with respect to the execution and delivery of this Agreement by TCG Member or the consummation by TCG Member of the transactions contemplated hereby or the performance of its Obligations hereunder.

(c) No Conflict. The execution and delivery of this Agreement and the closing documents to be executed in connection herewith and the consummation of the transactions contemplated hereby and thereby do not result in a breach or violation of any Legal Requirements or conflict with, breach, result in a default (or an event which with notice and passage of time or both will constitute a default) under, or violate any contract or agreement to which TCG Member is a party or by which it is bound.

(d) Bankruptcy or Debt of TCG Member. TCG Member has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or, to TCG Member’s Knowledge, suffered the filing of an involuntary petition by TCG Member’s creditors, suffered the appointment of a receiver to take possession of all, or substantially all, of TCG Member’s assets, suffered the attachment or other judicial seizure of all, or substantially all, of TCG Member’s assets, admitted in writing its inability to pay its debts as they generally come due or made an offer of settlement, extension or composition to its creditors generally. TCG Member is not insolvent and the consummation of the transactions contemplated by this Agreement shall not render TCG Member insolvent.

(e) No Litigation. To TCG Member’s Knowledge, there is no suit, action, arbitration or other proceeding threatened or pending before any court or governmental agency which may result in the restraint or prohibition of the consummation of the transactions contemplated by this Agreement.

(f) Foreign Person/Withholding. TCG Member is not a foreign person with respect to which either PC Member or Company would be required to withhold U.S. federal income tax under Section 1441, 1442, 1445, or 1446 of the Code, and TCG Member agrees to execute any and all documents necessary or reasonably required by the Internal Revenue Service, Company, or PC Member to avoid any such withholding requirement.

17

(g) Blocked Persons. TCG Member is not a Blocked Person, and, to TCG Member’s Knowledge, it does not engage in any dealings or transactions with any Blocked Person or is otherwise associated with a Blocked Person.

(h) Brokers Fees. There are no agreements under which another party will be entitled to any real estate commission, real estate finder’s fee, real estate acquisition fee, placement agent fee or other brokerage-type compensation upon TCG Member’s entry into this Agreement and/or completion of the transactions contemplated herein.

5.5	Duration of Representations and Warranties; Limitations on Liability

(a) All representations and warranties contained in this Agreement shall survive the Closing Date for a period of twelve (12) months and shall not merge into any of the closing documents. Any party seeking to assert liability under a representation or warranty set forth in this Agreement must give notice to the other party in writing prior to the expiration to such twelve (12) month period, which notice shall set forth specifically the representation or warranty allegedly breached and a detailed description of the alleged breach. All liabilities and Obligations under any representation or warranty shall lapse and be deemed waived with respect to any matter unless such liabilities or Obligations are the subject of a written notice satisfying the notice requirements of this paragraph.

(b) No party shall make any claim against any the other on account of an alleged breach of any representation or warranty contained in this Agreement unless and until the aggregate amount of such claims would constitute a Material Adverse Effect.

(c) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES IN THIS ARTICLE 5, PC MEMBER SPECIFICALLY DISCLAIMS ALL WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE (INCLUDING WARRANTIES OF MERCHANTABILITY AND WARRANTIES OF FITNESS FOR USE OR ACCEPTABILITY FOR THE PURPOSE INTENDED BY TCG MEMBER AND/OR COMPANY) WITH RESPECT TO EACH PROPERTY OR ITS CONDITION OR THE CONDITION, PROSPECTS, OPERATIONS OR RESULTS OF OPERATIONS OF SUCH PROPERTY. THE DISCLAIMERS IN THIS SECTION 5.5(C) SPECIFICALLY EXTEND TO (1) MATTERS RELATING TO HAZARDOUS MATERIALS AND COMPLIANCE WITH ENVIRONMENTAL LAWS, (2) GEOLOGICAL CONDITIONS, INCLUDING SUBSIDENCE, SUBSURFACE CONDITIONS, WATER TABLE, UNDERGROUND STREAMS AND RESERVOIRS AND OTHER UNDERGROUND WATER CONDITIONS, LIMITATIONS REGARDING THE WITHDRAWAL OF WATER, EARTHQUAKE FAULTS, AND MATTERS RELATING TO FLOOD PRONE AREAS, FLOOD PLAIN, FLOODWAY OR SPECIAL FLOOD HAZARDS, (3) DRAINAGE, (4) SOIL CONDITIONS, INCLUDING THE EXISTENCE OF INSTABILITY, CONDITIONS OF SOIL FILL, SUSCEPTIBILITY TO LANDSLIDES, AND THE SUFFICIENCY OF ANY UNDERSHORING, (5) ZONING AND SUBDIVISION AND COMPLIANCE WITH ZONING AND SUBDIVISION LAWS, (6) THE VALUE AND PROFIT POTENTIAL OF ANY PROPERTY AND (7) QUALITY, SUITABILITY AND PHYSICAL CONDITION OF ANY PROPERTY AND COMPLIANCE OF THE PROPERTIES WITH ANY LAWS. TCG MEMBER REPRESENTS AND WARRANTS TO PC MEMBER THAT IT IS A KNOWLEDGEABLE,

18

EXPERIENCED AND SOPHISTICATED BUYER OF REAL ESTATE. TCG MEMBER ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY PC MEMBER IN SECTIONS 5.1, 5.2 AND 5.3, IT HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY STATEMENT OF PC MEMBER OR ANY OF ITS AFFILIATES OR ANY OFFICER, DIRECTOR, TRUSTEE, AGENT, EMPLOYEE OR OTHER PERSON ACTING OR PURPORTING TO ACT ON BEHALF OF PC MEMBER OR ANY OF ITS AFFILIATES. TCG MEMBER ACKNOWLEDGES THAT IT HAS CONDUCTED OR WILL CONDUCT SUCH INSPECTIONS AND INVESTIGATIONS AS TO THE CONDITION OF THE PROPERTIES AND ALL MATTERS BEARING UPON THE PROPERTIES AND THE CONDITION, PROSPECTS, OPERATIONS AND RESULTS OF OPERATIONS OF THE PROPERTIES AS IT DEEMS NECESSARY TO PROTECT ITS INTERESTS. THE PROPERTY OWNED BY THE SUBSIDIARY LLC IS CONTRIBUTED TO COMPANY ON AN “AS IS” AND “WHERE IS” BASIS WITH ALL FAULTS, DEFECTS OR OTHER ADVERSE MATTERS. TCG MEMBER ACKNOWLEDGES THAT UPON CLOSING, COMPANY WILL ACCEPT THE CONTRIBUTION OF THE SUBSIDIARY LLC OWNING THE PROPERTIES SUBJECT TO ADVERSE PHYSICAL, ECONOMIC OR ENVIRONMENTAL CONDITIONS THAT MAY THEN EXIST AND THAT WERE NOT REVEALED BY THE INSPECTIONS AND INVESTIGATIONS CONDUCTED BY TCG MEMBER, AND TCG MEMBER SPECIFICALLY WAIVES AND RELEASES (1) ALL WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE (INCLUDING WARRANTIES OF MERCHANTABILITY AND WARRANTIES OF FITNESS FOR USE OR ACCEPTABILITY FOR THE PURPOSE INTENDED BY COMPANY) WITH RESPECT TO THE PROPERTIES OR ITS CONDITION OR THE PROSPECTS, OPERATIONS OR RESULTS OF OPERATIONS OF THE PROPERTIES AND (2) ALL RIGHTS, REMEDIES, RECOURSE OR OTHER BASIS FOR RECOVERY (INCLUDING ANY RIGHTS, REMEDIES, RECOURSE OR BASIS FOR RECOVERY BASED ON NEGLIGENCE OR STRICT LIABILITY) THAT TCG MEMBER WOULD OTHERWISE HAVE AGAINST PC MEMBER OR ANY OF ITS AFFILIATES, ANY PERSON WHO HOLDS A DIRECT OR INDIRECT OWNERSHIP INTEREST IN PC MEMBER OR ANY SUCH AFFILIATE AND THE RESPECTIVE OFFICERS, DIRECTORS, TRUSTEES, AGENTS AND EMPLOYEES OF EACH SUCH PERSON IN RESPECT OF THE CONDITION OF THE PROPERTIES. TCG MEMBER ACKNOWLEDGES AND AGREES THAT THE DISCLAIMERS, WAIVERS AND RELEASES SET FORTH IN THIS SECTION 5.5(C) ARE AN INTEGRAL PART OF THIS AGREEMENT AND THAT PC MEMBER WOULD NOT HAVE AGREED TO COMPLETE THE PC MEMBER CONTRIBUTION ON THE TERMS PROVIDED IN THIS AGREEMENT WITHOUT THE DISCLAIMERS, WAIVERS AND RELEASES SET FORTH IN THIS SECTION 5.5(C).

ARTICLE 6

CLOSING AND CLOSING DELIVERIES

6.1	Closing

Closing of the contribution of the Contributed Assets shall take place on the Closing Date by the delivery of documents evidencing the PC Member Contribution and the TCG Member Contribution (including the TCG Contribution Deposit and any interest thereon from the Escrow), both on the Closing Date.

19

6.2	PC Member’s Deliveries

On the Closing Date, PC Member shall execute (to the extent required) and deliver, or cause to be delivered, to Company:

(a) an executed counterpart of the LLC Agreement;

(b) an assignment of membership interests agreement in form acceptable to TCG Member, assigning all of PC Member’s ownership interest in the Subsidiary LLC to Company;

(c) an affidavit of PC Member in customary form stating that PC Member (or such other grantor) is not a “foreign person” within the meaning of Section 1445 of the Code;

(d) any required real estate transfer tax declarations or similar documentation required to evidence the payment of any tax imposed by any state, county, or municipality together with any change of ownership statements required under applicable law;

(e) copies of such articles of incorporation, organization, or formation; agreements or other limited liability company documents or agreements relating to the Subsidiary LLC as TCG Member or Company shall reasonably require in connection with this transaction along with a good standing certificate for the Subsidiary LLC issued as of a recent date by the appropriate authority in its state of formation;

(f) an officer’s certificate certifying the accuracy of the representations and warranties set forth in Sections 5.1, 5.2 and 5.3 as of the Closing Date, or such other date specified in the applicable representation or warranty;

(g) delivery of the title insurance policies or marked binders with a commitment from the Title Company to issue policies in form reflected in the marked binders in accordance with the terms of this Agreement (the “Title Policies”); and

(h) an affidavit of title and a non-imputation indemnity agreement, in the Title Company’s customary form, sufficient to issue the Title Policies, with all endorsements thereto, including, without limitation, a non-imputation endorsement.

6.3	TCG Member’s Deliveries

On the Closing Date, TCG Member shall

(a) deliver to PC Member an executed counterpart of the LLC Agreement;

(b) transfer the TCG Member Contribution (other than the TCG Contribution Deposit, for which TCG Member shall provide disbursement instructions to the Escrow Agent) to a bank account designated by Company; and

(c) deliver to PC Member an officer’s certificate certifying the accuracy of the representations and warranties set forth in Section 5.4 as of the Closing Date, or such other date specified in the applicable representation or warranty.

20

6.4	Expenses

(a) PC Member shall pay the following expenses: (i) all transfer taxes, deed stamps, sales taxes and similar taxes and charges payable to any governmental authority in connection with (x) the transfer of the Subsidiary LLC Interests and related Assets and (y) the merger of Subsidiary LLC into Company to the extent that such expenses exceed $100,000, (ii) PC Member’s legal fees and expenses and any amounts owed to Goldman, Sachs & Co., (iii) any fees and expenses of Company in connection with the contribution of the Subsidiary LLC Interests and related Assets, (iv) costs associated with the preparation of the PTC, commonly referred to as “search exam fees,” and (v) the fee for the recording of any discharge of Encumbrances required to be discharged by PC Member at or before Closing pursuant to the terms of this Agreement.

(b) TCG Member shall pay TCG Member’s own legal fees and expenses and any other expenses incurred by TCG Member in connection with its due diligence of the Subsidiary LLC and Properties and the premium for standard title insurance coverage together with any additional premium for ALTA extended title insurance coverage and any special title endorsements.

(c) Any other ordinary and usual closing costs and expenses, except as expressly provided in this Agreement, in connection with the Closing shall be allocated between PC Member and TCG Member in accordance with customary procedures of the counties in which the applicable Properties are located.

6.5	Concurrent Transactions

All documents or other deliveries required to be made by PC Member or TCG Member on the Closing Date, and all transactions required to be consummated concurrently with the Closing, shall be deemed to have been delivered and to have been consummated simultaneously with all other transactions and all other deliveries, and no delivery shall be deemed to have been made, and no transaction shall be deemed to have been consummated, until all deliveries required by PC Member and TCG Member shall have been made, and all concurrent or other transactions shall have been consummated.

6.6	Property Tax and Lease Prorations

Property taxes for the current year and any assessments constituting liens, and any payments made or received under Leases contributed hereunder shall be pro-rated as of the Closing Date. Not later than ten (10) days prior to the Closing Date, PC Member shall prepare a schedule of property tax and lease prorations for Company’s approval. Not later than thirty (30) days after the Closing Date, Company shall pay to PC Member or PC Member shall pay to Company, as the case may be, any sums owing to the other as the result of such pro-rations. PC Member shall be responsible for the payment in full of all property taxes for all periods prior to the Closing Date, and Company shall be responsible for the payment in full of all property taxes for all periods subsequent to the Closing Date.

21

ARTICLE 7

CONDITIONS TO PC MEMBER’S OBLIGATIONS

7.1	Conditions

PC Member’s obligation to close the transactions contemplated by this Agreement and contribute the Subsidiary LLC Interests to Company shall be subject to the satisfaction on or before the Closing Date, of each of the following conditions, any one or more of which may be waived by PC Member in writing:

(a) TCG Member’s Compliance with Obligations. TCG Member shall have complied with all material Obligations required by this Agreement to be complied with by TCG Member.

(b) Truth of TCG Member’s Representations and Warranties. The representations and warranties of TCG Member contained in this Agreement were true in all material respects when made, and are true in all material respects on the Closing Date; provided, that this condition shall be deemed satisfied for purposes of Section 7.2 (and TCG Member shall not be deemed to be in default under Section 11.1) if any untrue representations and warranties made by TCG Member are not likely, individually or in the aggregate, to have a Material Adverse Effect.

(c) TCG Contribution Deposit. The TCG Contribution Deposit shall have been funded in full by TCG Member by such times required under Section 2.1(a).

(d) Transfer of Investor Contribution. PC Member shall receive reasonable evidence that TCG Member has initiated the TCG Member Contribution to the bank account designated by Company.

(e) LLC Agreement Exhibits. PC Member shall have received final execution copies of the Timber Sale Agreement and Property Management Agreement, each as contemplated under the LLC Agreement in form acceptable to PC Member.

7.2	Failure of PC Member Closing Condition

If any closing condition set forth in Section 7.1 is not satisfied as of the Closing Date, then PC Member shall have the right either (i) to terminate this Agreement by giving notice of termination to TCG Member and Escrow Agent, or (ii) to waive such closing condition at or prior to Closing. Notwithstanding the foregoing, if the failed closing condition is reasonably susceptible to cure by TCG Member, then TCG Member shall have the right to extend the Closing Date for up to thirty (30) days in order to allow such cure by giving notice to such effect to PC Member and Escrow Agent on or prior to the Closing Date, which notice shall extend the Closing Date for no more than thirty (30) days following the date of such notice and include a covenant of TCG Member to use commercially reasonable efforts to effect such cure.

If a closing condition set forth in Section 7.1 is not satisfied as of the Closing Date and PC Member elects to terminate this Agreement under this Section 7.2, the TCG Contribution Deposit (to the extent actually funded in Escrow by TCG Member) shall be distributed by Escrow Agent in accordance with Section 11.1 of this Agreement. The parties shall have no further rights or Obligations under this Agreement, except those which expressly survive such termination.

22

ARTICLE 8

CONDITIONS TO TCG MEMBER’S OBLIGATIONS

8.1	Conditions

TCG Member’s obligation to close the transaction contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any one or more of which may be waived by TCG Member in writing:

(a) PC Member’s Compliance with Obligations. PC Member shall have complied with all material Obligations required by this Agreement to be complied with by PC Member.

(b) Truth of PC Member’s Representations and Warranties. The representations and warranties of PC Member contained in this Agreement were true in all material respects when made, and continue to be true in all material respects on the Closing Date; provided, that this condition shall be deemed satisfied for purposes of Section 8.2 (and PC Member shall not be deemed to be in default under Section 11.2) if any untrue representations and warranties made by PC Member are not likely, individually or in the aggregate, to have a Material Adverse Effect.

(c) Satisfaction of Property Contribution Conditions. The Property Contribution Conditions shall have been satisfied or waived in writing by TCG Member.

(d) LLC Agreement Exhibits. TCG Member shall have received final execution copies of the Timber Sale Agreement and Property Management Agreement, each as contemplated under the LLC Agreement in form acceptable to TCG Member.

(e) Consents. PC Member shall use all commercially reasonable efforts, to make all filings and obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties necessary to consummate the transactions contemplated by this Agreement, including, without limitation, obtaining consents to any and all of the Leases that require consent of another party before assignment. Notwithstanding the foregoing, nothing herein shall obligate or be construed to obligate PC Member to make any payment to any person in order to obtain the consent or approval of such person or to transfer any Lease, Contract or Personal Property in violation of its terms. TCG Member hereby agrees to cooperate with PC Member’s efforts to obtain all such licenses, permits, consents, approvals, authorizations, qualifications and orders.

8.2	Failure of Company Closing Condition

If any closing condition set forth in Section 8.1 is not satisfied at Closing, then TCG Member shall have the right either (i) to terminate this Agreement by giving notice of termination to PC Member and Escrow Agent, whereupon the parties shall have no further rights or Obligations under this Agreement, except those which expressly survive such termination, or (ii) to waive such closing condition at or prior to Closing. Notwithstanding the foregoing, if the failed closing condition is reasonably susceptible to cure by PC Member, then PC Member shall have the one time right to extend the Closing Date for up to thirty (30) days in order to allow such cure by giving notice to such effect to TCG Member and Escrow Agent on or before the scheduled Closing Date, which notice shall include a covenant of PC Member to use commercially reasonable efforts to effect such cure.

23

If TCG Member elects to terminate this Agreement under this Section 8.2 or pursuant to Article 10, the TCG Contribution Deposit shall be distributed in accordance with Section 11.2 of this Agreement. The parties shall have no further rights or Obligations under this Agreement, except those which expressly survive such termination.

ARTICLE 9

COVENANTS OF PC MEMBER

9.1	Actions and Operations Pending Closing

PC Member agrees that at all times prior to the Closing Date or sooner termination of this Agreement:

(a) PC Member will promptly notify TCG Member of any material change prior to Closing in any of the facts reflected in any statements, certificates, exhibits or other documents made or furnished by PC Member in connection with this Agreement or in the condition of any Property.

(b) PC Member will discharge when due and comply with its obligations, if any, under any contracts or other agreements relating to any Property and will not enter into or modify any contract or other agreement that in any material way affects a Property and that will survive Closing except in the ordinary course of business consistent with PC Member’s past practice or the 2008 Harvesting Forecast.

(c) PC Member will complete and pay in full prior to Closing (or, if not yet due, then pay in a timely manner) any payments required to be paid for goods or services provided prior to Closing under agreements between PC Member or any of its Affiliates and any third parties affecting the Properties.

(d) PC Member will not alienate, create any Encumbrance on or otherwise transfer any Property or any interest therein, except as contemplated under this Agreement.

(e) Subject to conditions beyond PC Member’s reasonable control, PC Member will, or will cause its Affiliates to, operate and maintain the Properties substantially in accordance with PC Member’s current practices and shall not voluntarily make changes to the Properties that are inconsistent with the 2008 Harvesting Forecast. Without limiting the foregoing, PC Member shall perform in all material respects its obligations under Legal Requirements.

(f) PC Member will, or will cause its Affiliates to, maintain in effect all policies of casualty and liability insurance, or similar policies of insurance, with the same limits of coverage which it now carries with respect to the Properties.

(g) PC Member has granted TCG Member and its representatives, consultants and contractors a license to enter upon the Properties upon reasonable prior notice to PC Member to make such surveys, tests and site analyses, environmental and engineering studies and to conduct such due diligence as TCG Member may deem necessary; provided, however, that Investor shall not conduct any physically destructive or invasive testing such as soils or water testing, without PC Member’s prior consent, which consent may not be unreasonably withheld.

24

(h) PC Member shall use commercially reasonable efforts to cooperate with TCG Member and Company prior to Closing to assist Company’s efforts to obtain any and all third party consents or approvals necessary to satisfy the Property Contribution Conditions.

(i) Except as contemplated by the 2008 Harvest Forecast, PC Member shall not (i) transfer or convey any interest in the Properties (except that an Affiliate of PC Member may convey its interest in a Property to the Subsidiary LLC), or (ii) grant or enter into any easement, restrictive covenant or similar agreement affecting title to a Property without TCG Member’s prior written consent, such consent not to be unreasonably withheld.

(j) For a period of two (2) years following the Closing Date, in the event that either TCG Member or PC Member identifies property owned by Company or PC Member in the vicinity of any of the Properties or properties owned by PC Member that should be subject to or the beneficiary of a Post Closing Easement, but was not identified by either party prior to the Closing, PC Member and its Affiliates and Company and its Affiliates, at the requesting parties’ sole cost and expense, shall cooperate with each other to grant a Post-Closing Easement or to establish or confirm title to any prescriptive easement in any of Company, PC Member or any of their respective Affiliates, including executing such documents pertaining to the Post-Closing Easements as are reasonably requested by either party. The provisions of this Section 9.1(j) shall survive the Closing.

(k) PC Member shall request from the lessors of each Long Term Timber Lease that (i) has a remaining term of more than twelve (12) months after the Closing Date and (ii) pertains to a Leased Property in excess of 400 acres, a statement indicating (i) whether the applicable Long Term Timber Lease is in full force and effect, (ii) the current rental amount, (iii) that rent has been paid for the current month or applicable period, (iv) the lease termination date, (v) any options to extend, and (vi) whether or not such lessor has given any written notice of default under their respective Long Term Timber Lease which remains uncured; provided, however, that actually obtaining any or all of such statements from any or all of the lessors of such Long Term Timber Leases shall not be a condition precedent to Closing, nor shall the failure to obtain any such statement constitute a breach by PC Member of this Agreement.

ARTICLE 10

CASUALTIES AND TAKINGS

Company shall bear the risk of loss or damage to the Properties by condemnation, eminent domain or similar proceedings (or deed in lieu thereof), or by fire or any other casualty, from the date hereof through the Closing Date, in the aggregate, up to the first one percent (1.0%) of the TCG Member Contribution. For all amounts in excess of one percent (1.0%) of the TCG Member Contribution, PC Member shall bear such risk of loss or damage from the date hereof through the Closing Date, and the TCG Member Contribution shall be reduced by the amount the diminution in value of the Properties exceeds one percent (1%) less any insurance proceeds received or to be received or any condemnation awards received or to be received by PC Member. However, should the loss or damage, in the aggregate, exceed five percent (5.0%) of the TCG Member Contribution, either PC Member or TCG Member may terminate this Agreement with neither party having any

25

liability to the other. If, prior to Closing, a portion of the Property has been taken by condemnation or eminent domain proceedings (or deed in lieu thereof) but the five percent (5.0%) maximum loss has not been realized, PC Member and TCG Member shall consummate the transactions contemplated herein and Company shall receive an assignment of all proceeds of insurance or condemnation awards attributable to such damage or taking, less reimbursement to PC Member of the reasonable costs it incurred in procuring such proceeds or awards.

In the event that the parties are unable to agree upon the extent of the applicable loss or damage, the parties shall determine the value of the applicable loss or damage (the “Lost Value”) in the following manner:

(A) The Members shall endeavor to agree upon the Lost Value. If the Members cannot so agree within thirty (30) days after a request for determination from either Member, within ten (10) days after the expiration of such 30 day period, each Member (A) shall set forth in writing such Member’s determination of Lost Value and (B) shall designate, by notice given to the other, a Qualified Appraiser for determination of Lost Value. If the Members’ separate valuations vary by five percent (5%) or less of the higher valuation, Lost Value shall be the average of the separate Member-determined values. If the values vary by more than five percent (5%) of the higher valuation, within thirty (30) days after the close of the 10-day period, each such Qualified Appraiser shall submit to the Members their respective determined valuation.

(B) If either Member fails to express its determination of Lost Value or designate a Qualified Appraiser within the 10 day period described above or in the event that a Qualified Appraiser designated by a Member fails to submit its valuation within the required 30 day period, and if any such failure continues for ten (10) days after notice of such failure from the other party, such failure shall be deemed for all purposes to constitute acceptance of the valuation expressed by the Member complying with each of such procedural requirements.

(C) If the two Qualified Appraisers are appointed and deliver reports in timely fashion and if the two valuations set forth vary by five percent (5%) or less of the higher valuation, Lost Value shall be the average of the two values determined.

(D) If the valuations set forth in the two reports vary by more than five percent (5%) of the greater value, the two Qualified Appraisers shall select a third Qualified Appraiser within seven days after delivery of such two reports to the Members. If the two Qualified Appraisers are unable to agree upon the appointment of a third within the required seven-day period, either Member may, upon written notice to the other, request that such appointment be made by any judge sitting for a Federal court of competent jurisdiction in the State of Oregon.

(E) In the event that all three of the Qualified Appraisers cannot agree upon the valuation within 10 days following the selection of the third Qualified Appraiser (which agreed value shall in no event be higher than the higher of the two previously submitted nor lower than the lower of such previous valuations), the third

26

Qualified Appraiser shall, within twenty-five (25) days thereafter, submit a valuation to the other two Qualified Appraisers and to the Members in writing, and the Lost Value shall be the average of the two numerically closest values (or, if the values are equidistant, the average of all three values) determined by the three Qualified Appraisers.

(F) In the event that any Qualified Appraiser appointed hereunder resigns, refuses or is unable to perform his or her obligation hereunder for reasons unrelated to the acts or omissions of the appointing party, then the party or parties appointing such Qualified Appraiser shall have the right unilaterally to appoint a substitute Qualified Appraiser and the deadline for the production of such Qualified Appraiser’s appraisal shall be subject to an extension of not more than 30 days.

(G) In connection with any valuation process, the Members and Company will provide the Qualified Appraisers full access during normal business hours to examine all pertinent books, records and files, agreements, leases and other operating agreements. The fees and expenses of the Qualified Appraisers shall be borne by the Member appointing such Qualified Appraiser, or in the case of a third Qualified Appraiser, equally by each Member.

ARTICLE 11

DEFAULTS AND REMEDIES

11.1	PC Member’s Remedies

Subject to the terms of Section 7.2 hereof, if TCG Member fails to perform its Obligations under this Agreement for any reason except a default by PC Member or the failure of any condition precedent to TCG Member’s Obligations, PC Member shall be entitled to: (a) terminate this Agreement by giving notice of termination to TCG Member and Escrow Agent; and (b) receive the TCG Contribution Deposit (to the extent deposited in Escrow by TCG Member) and any interest thereon from the Escrow Agent upon written notice from the PC Member to Escrow Agent.

The parties have agreed that PC Member’s actual damages, in the event of a failure to consummate the transactions contemplated by this Agreement and the LLC Agreement due to TCG Member’s default as described above, would be extremely difficult or impracticable to determine. After negotiation, the parties have agreed that, considering all the circumstances existing on the date of this Agreement, the amount of the TCG Contribution Deposit is a reasonable estimate of the damages that the PC Member would incur in such event.

11.2	TCG Member’s Remedies

Subject to the terms of Section 7.2 hereof, if PC Member fails to perform its Obligations under this Agreement for any reason except a default by TCG Member or the failure of any condition precedent to PC Member’s Obligations, TCG Member shall be entitled to do any or all of the following: (a) terminate this Agreement by giving notice of termination to PC Member and Escrow Agent; (b) receive all of the TCG Contribution Deposit and any interest thereon from the Escrow Agent; and (c) exercise each and every other right or remedy available with respect to such default under this Agreement, at law or in equity, including without limitation the right to record a

27

lis pendens and/or bring an action for specific performance. PC Member acknowledges that if TCG Member seeks specific performance of this Agreement, TCG Member shall be entitled to seek an order by a court enforcing this paragraph, without any need to make a showing that the Properties are unique or that no other remedies are practical, available, effective or adequate. PC Member acknowledges that if TCG Member seeks injunctive relief, the same may be fashioned in a mandatory or prohibitive manner, and PC Member hereby waives any right, at law or in equity, to demand the posting of a bond or other security by TCG Member as a condition to seek or continue an order for specific performance and/or the recordation of any lis pendens which it may file.

11.3	Notice of Default

In the event either party is in default or breach of any provision hereof, the non-defaulting party, as a condition precedent to its remedies above, must provide the defaulting party with written notice of the default. The defaulting party shall have thirty (30) days to cure the default; provided, however, if the nature of the default is such that more than thirty (30) days are reasonably required for its cure, then the party shall not be in default under this Agreement if such party commences the cure of such default within said thirty (30) day period and diligently prosecute the same to completion within such time period as is reasonably needed. If the default is timely cured, this Agreement shall continue in full force and effect. If the default is not timely cured, the non-defaulting party may pursue its applicable remedies set forth in this Agreement.

ARTICLE 12

MISCELLANEOUS

12.1	Notices

All notices required or permitted to be given under this Agreement, or which are to be given with respect to this Agreement, shall be in writing and shall be personally delivered, sent by registered or certified mail, postage prepaid and return receipt requested, by nationally recognized overnight express courier, postage prepaid, or by facsimile transmission with a confirming copy sent by overnight express courier as set forth above, in each case addressed to the following address for the intended recipient (or such other notice address as shall have previously been designated by the intended recipient by notice to the sender given as provided herein):

If intended for PC Member, to:

Plum Creek Timber Operations I, L.L.C.

999 Third Avenue, Suite 4300

Seattle, WA 98104

Attn:	Larry Neilson

Senior Vice President, Business Development

Facsimile: 206-467-3795

with a copy to:

Heller Ehrman LLP

6100 Columbia Center

701 Fifth Avenue

28

Seattle, WA 98104-7098

Attention: Lynn Loacker

Facsimile: 206-447-0849

If intended for TCG Member, to:

TCG Member, LLC

c/o The Campbell Group, LLC

One S.W. Columbia, Suite 1700

Portland, OR 97258

Attn: John Gilleland and Stan Renecker

Tel.: 503-275-9675

Fax: 503-275-9667

with a copy to:

TCG Member, LLC

c/o Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105-2482

Attention: Robert Cudd and Ken Muller

Tel.: 415-268-7000

Fax: 415-268-7522

If intended for Company, to:

TCG / PCL, LLC

c/o The Campbell Group, LLC

One S.W. Columbia, Suite 1700

Portland, OR 97258

Attn: John Gilleland and Stan Renecker

Tel.: 503-275-9675

Fax: 503-275-9667

with a copy to:

TCG / PCL, LLC

c/o Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105-2482

Attention: Robert Cudd and Ken Muller

Tel.: 415-268-7000

Fax: 415-268-7522

Any notice to be given hereunder shall be effective (a) if given by facsimile, at the time such facsimile is transmitted and the appropriate confirmation is received (or, if such time is not during a Business Day, at the beginning of the next Business Day), provided that a copy of such notice is also

29

delivered by nationally recognized overnight delivery or courier service as provide in clause (c) hereof, (b) if given by mail, three (3) Business Days (or, if to an address outside the United States, seven calendar days) after such communication is deposited in the mails with first-class postage prepaid, (c) if sent by express mail or recognized overnight delivery or courier service, two (2) Business Days after such communication is sent, postage prepaid, or (d) if given by any other means, when delivered at the address specified pursuant to this Section 12.1.

12.2	Survival

Subject to the time limitation with respect to representations and warranties specified in Section 5.5, all of the representations, warranties, Obligations, covenants, agreements, undertakings, and indemnifications of PC Member and TCG Member contained in this Agreement and in any closing documents delivered in connection with this Agreement shall survive the Closing.

12.3	Construction

This Agreement shall not be construed more strictly against one party than against the other, merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both TCG Member and PC Member have contributed substantially and materially to the preparation of this Agreement.

12.4	Confidentiality; Publicity

Each party agrees that, except as otherwise set forth in this Agreement or provided by law or unless compelled by an order of a court, it shall (i) keep the contents of this Agreement and any information related to the transactions contemplated hereby confidential (other than with respect to the parties’ attorneys, consultants, partners, accountants, lenders, rating agencies and advisors) and (ii) refrain from generating or participating in any publicity statement, press release, or other public notice regarding this transaction, in case without the prior written consent of the other party. Notwithstanding any other provision of this Agreement, to comply with Treasury Regulations Section 1.6011-4(b)(3)(i), each party (and any employee, representative, or other agent of such lender) may disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure of the transactions contemplated by this Agreement and the LLC Agreement. For purposes of the two preceding sentences, tax treatment and tax structure shall not include (i) the name of, or any other identifying information regarding, Company, PC Member, TCG Member, the Properties, or any investment or transaction entered into by Company, and any information regarding the specific economic terms of the transactions contemplated by this Agreement and the LLC Agreement, (ii) any performance information relating to the Properties or Company, or (iii) any performance or other information relating to PC Member or TCG Member. In addition, either party may make such filings or disclosures as are required by state or federal securities laws. The provisions of this Section 12.4 shall survive the Closing or any termination of this Agreement.

12.5	Assignment

Neither party may sell, assign, encumber, convey or otherwise transfer all or any portion of its interest under this Agreement, whether directly or indirectly, voluntarily or involuntarily, or by operation of law or otherwise (collectively, a “Transfer”), without the prior written consent of the other party which consent may be granted or denied in such other party’s sole and absolute discretion. Any attempted Transfer without the other party’s consent shall be null and void.

30

12.6	Counterparts; Facsimile Execution; Integration

This Agreement may be executed in any number of counterparts, each of which shall constitute an original but all of which, taken together, shall constitute but one and the same instrument. A party may deliver executed signature pages to this Agreement by facsimile transmission to the other party, which facsimile copies shall be deemed to be an original executed signature page binding on the party that so delivered the executed signature page by facsimile. This Agreement (including all exhibits), together with the LLC Agreement and other agreements contemplated by the LLC Agreement, contains the entire agreement between the parties with respect to the subject matter hereof, supersedes all prior letters of intent, understandings, or other agreement, whether written or oral, if any, with respect thereto and may not be amended, supplemented, or terminated, nor shall any Obligation hereunder or condition hereof be deemed waived, except by a written instrument to such effect signed by the party to be charged.

12.7	Governing Law

This Agreement and the rights of the parties shall be governed by and construed or enforced in accordance with the laws of the State of Delaware, and the Act (as defined in the LLC Agreement) as in effect shall govern and supersede any provision of this Agreement which would otherwise be in violation of the Act.

12.8	Further Assurances

From the date of this Agreement until the Closing or termination of this Agreement, PC Member and TCG Member shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transaction described in this Agreement, including, without limitation, (a) effecting all registrations and filings required under this Agreement or Legal Requirements, and (c) satisfying the closing conditions set forth in this Agreement.

12.9	Attorneys’ Fees

If any action, arbitration or proceeding is commenced by either party to enforce their rights under this Agreement or to collect damages as a result of the breach of any of the provisions of this Agreement, the prevailing party in such action, arbitration or proceeding, including any bankruptcy, insolvency or appellate proceedings, shall be entitled to recover all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, in addition to any other relief awarded by the court.

12.10	Time is of the Essence

Time is of the essence in the performance of each provision of this Agreement.

31

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed, all as of the day and year first above written.

PC MEMBER:

PLUM CREEK TIMBER OPERATIONS I, L.L.C. a Delaware limited liability company

By:	/s/ Larry Neilson
Larry Neilson Senior Vice President, Planning and Business Development

TCG MEMBER:

TCG MEMBER, LLC, a Delaware limited liability company

By:	Campbell Opportunity Timber Fund VI-A, L.P., a Delaware limited partnership

	By:	Campbell Opportunity Timber Fund VI GP, LLC, a Delaware limited liability company

		By:	The Campbell Group, LLC, a Delaware limited liability company

			By:	/s/ John S. Gilleland
John S. Gilleland
President

32

INDEX OF OMITTED EXHIBITS AND SCHEDULES

TO CONTRIBUTION AGREEMENT

Exhibit B – List of Properties and Other Assets
Exhibit C – 2008 Harvesting Forecast
Exhibit D – Disclosure Schedule
Exhibit E – Environmental Matters
Exhibit F – List of Encumbrance Leases
Exhibit G – List of Material Contracts (other than Leases)
Exhibit H – Deeds
Exhibit I – Assignment and Assumption of Long Term Timber Leases
Exhibit J – General Assignment and Assumption
Exhibit K – Form of Escrow Agreement

Plum Creek agrees that it will furnish to the Securities and Exchange Commission a copy of any of the preceding omitted exhibits and schedules upon request.

Exhibit A

[Form of LLC Agreement]

LIMITED LIABILITY COMPANY AGREEMENT

OF

TCG / PCL, LLC

DATED AS OF

[            ], 2008

Exhibit A

[Form of LLC Agreement]

Exhibit A

[Form of LLC Agreement]

9.8	Redemption Rights.	25
9.9	Rights and Powers.	26
9.10	Limitations on Members.	26
9.11	PC Member Approval Rights.	26
9.12	Merger of Subsidiary LLC; Plum Creek Loan.	29
9.13	PC Member Termination Right.	29
9.14	Employees.	31
9.15	Compliance.	31
9.16	Insurance.	31
9.17	Fair Market Value.	32

Article X Transfer of Interests in the Company; Restrictions on Transfer		33

10.1	Transfer of Company Interests.	33
10.2	Invalid Transfers.	33
10.3	Manager.	34
10.4	Withdrawal.	34
10.5	Substituted Members.	34
10.6	Admission of New Members.	35
10.7	Corporation Status & Securities or Secondary Markets.	35
10.8	Permitted Transfers.	36

Article XI Records, Accounting, Bank Accounts and Reports		37

11.1	Books and Records.	37
11.2	Reports.	37
11.3	Bank Accounts.	40
11.4	Fiscal Year.	40

Article XII Term		40

Article XIII Legal Title to Company Property		40

Article XIV Dissolution and Liquidation		41

14.1	Dissolution.	41
14.2	Liquidation.	41
14.3	Termination.	41

Article XV Liability and Indemnification		42

15.1	No Liability.	42
15.2	Liability for Actions or Omissions.	42
15.3	Indemnification by Company.	42

Article XVI [Reserved]		43

Article XVII Miscellaneous		43

17.1	Notices.	43
17.2	Captions.	43
17.3	Severability.	43

Exhibit A

[Form of LLC Agreement]

17.4	Meetings and Means of Voting.	43
17.5	Governing Law.	44
17.6	Counterpart Execution.	44
17.7	Parties in Interest.	44
17.8	Amendment.	44
17.9	Integrated Agreement.	44
17.10	Terminology.	44
17.11	Members Not Named.	45
17.12	Relationship of Members.	45
17.13	Waivers.	45
17.14	Exculpation of Members.	46
17.15	Further Assurances.	46
17.16	Attorneys Fees.	46
17.17	Confidentiality.	46
17.18	Brokers.	46
17.19	Successors.	47

EXHIBITS:

Exhibit A – Company Interests

Exhibit B – Form of Timber Sale Agreement

Exhibit C – Company Strategic Plan

Exhibit D – Properties Owned by Subsidiary LLC

Exhibit E – Insurance Requirements

Exhibit F – Representations and Warranties

Exhibit G – Form of Property Management Agreement

Exhibit H – Form of Certificate of Merger

Exhibit A

[Form of LLC Agreement]

TCG / PCL, LLC

Limited Liability Company Agreement

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of TCG / PCL, LLC, a Delaware limited liability company (the “Company”), is made and entered into as of [            ], 2008 (the “Effective Date”), by and between TCG Member, LLC, a Delaware limited liability company (“TCG Member”), and Plum Creek Timber Operations I, L.L.C., a Delaware limited liability company (“PC Member”) as the members (hereinafter collectively referred to as the “Members” or individually as a “Member”).

WITNESSETH

WHEREAS, the Members are parties to a Contribution Agreement dated as of August 22, 2008, whereby each Member agreed to make capital contributions to the Company (the “Contribution Agreement”); and

WHEREAS, the closing conditions under the Contribution Agreement have been met and the Property and Capital Contribution (as defined below) is occurring as of the date hereof and each of PC Member and TCG Member is being admitted as a Member on the date hereof;

WHEREAS, the Members as of the date hereof wish to set forth, among other things, how the business and affairs of the Company shall be managed.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

FORMATION

1.1	Formation.

The Members formed the Company pursuant to the provisions of the Delaware Limited Liability Company Act (6 Del. C. §§ 18-101 et seq.), as same may be amended from time to time (the “Act”). The name of the Company shall be “TCG / PCL, LLC.”

1.2	Filings.

The Manager (as defined below) shall, from time to time, execute or cause to be executed all certificates (including fictitious name certificates) or other documents and cause to be done all such filing, recording, publishing or other acts as may be necessary to comply with the Act’s requirements for operation of the Company as a limited liability company under the laws of the State of Delaware and all acts necessary to qualify the Company as a foreign limited liability company under the law of, or the right otherwise to do business in, any state in which the Manager determines it is necessary or desirable to have such qualification or right to do business.

Exhibit A

[Form of LLC Agreement]

ARTICLE II

OFFICE AND AGENT

2.1	Principal Office.

The principal executive office of the Company shall be c/o TCG Member, LLC, One S.W. Columbia, Suite 1700, Portland, OR 97258, or at such other place as the Manager may determine from time to time with the approval of PC Member. The records of the Company identified in Section 11.1 shall be maintained at the principal executive office of the Company.

2.2	Registered Agent and Registered Office.

The registered agent for service of process in the State of Delaware shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. In the event that the Person at any time acting as such agent ceases to act as such for any reason, the Company shall appoint a substitute agent approved by PC Member. Such agent is and shall be the agent of the Company upon which any process, notice or demand required or permitted by law to be served on the Company may be served. The registered office of the Company in the State of Delaware shall be c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle.

ARTICLE III

KEY DEFINITIONS

The following terms used in this Agreement shall (unless otherwise expressly provided herein or unless the context otherwise requires) have the following respective meanings:

“Act” has the meaning set forth in Section 1.1.

“Additional Preferred Return” means, as of any time of determination, an amount equal to (i) the sum of the Base Preferred Return rate in effect at such time plus three percent (3%) per annum multiplied by (ii) the amount of any Base Preferred Return that is not paid by the end of the Semi-Annual Period during which it accrued. The Additional Preferred Return shall continue to accrue until both the Base Preferred Return to which it relates and the Additional Preferred Return is paid in full pursuant to Sections 8.1 and 14.2.

“Advance” has the meaning set forth in Section 8.4(a).

“Advance Notice” has the meaning set forth in Section 8.4(b).

Exhibit A

[Form of LLC Agreement]

“Advance Requirements” has the meaning set forth in Section 8.4(a).

“Advance Shortfall Amount” has the meaning set forth in Section 8.4(d).

“Affiliate” means, with respect to any specified Person, any other Person “controlling”, “controlled by” or “under common control with” such specified Person.

“Applicable Laws” means, with respect to any Person, applicable statutes, regulations, governmental licenses, permits or other similar approvals to which such Person or its Affiliates are subject.

“Bankrupt or Bankruptcy” means, with respect to a Member or Manager, the filing by such Member or Manager of a petition in bankruptcy or for an arrangement, composition, readjustment, liquidation, dissolution, reorganization, or similar relief pursuant to Title 11 of the United States Code entitled “Bankruptcy”, as amended (the “Bankruptcy Code”), and any judicial and administrative interpretation thereof (section references to the Bankruptcy Code are to the Bankruptcy Code as in effect on the date of this Agreement and any subsequent provisions of the Bankruptcy Code, amendatory thereof, supplemental thereto or in substitution thereof or any similar or successor law, federal or state); or a decree by a court of competent jurisdiction, adjudicating such Member or Manager a bankrupt, or declaring such Member or Manager insolvent or the entering of an order for relief against such Member or Manager in any bankruptcy or insolvency proceeding; or the making by such Member or Manager of an assignment for the benefit of creditors, or the admission in writing by such Member or Manager of its inability to pay its debts generally as they become due, or the consenting by such Member or Manager to the appointment of a receiver or receivers of all or any substantial part of its property; or the filing by any of the creditors of such Member or Manager of a petition in bankruptcy against such Member or Manager or for an arrangement, composition, readjustment, liquidation, dissolution, reorganization, or similar relief with respect to such Member or Manager pursuant to the Bankruptcy Code or similar or successor law, federal or state, if such petition shall not be discharged or dismissed within sixty (60) days after the date on which such petition is filed.

“Base Preferred Return” means for any holder of the Preferred Interest an amount equal to 7.875% per annum on the outstanding Priority Amount.

“Book Value” means, with respect to any asset of the Company, the adjusted basis of such asset for federal income tax purposes; provided, however, that (a) if any asset is contributed to the Company, the initial Book Value of such asset to the Company shall equal its Fair Market Value on the date of contribution and (b) if the Capital Accounts of the Members are adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) to reflect the Fair Market Value of any asset of the Company as provided in Section 7.1(b), the Book Value of such asset shall be adjusted to equal its respective Fair Market Value as of the time of such adjustment, in accordance with such Treasury Regulations. The Book Value of all assets of the Company shall be adjusted thereafter by depreciation or amortization as provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(g) and any other adjustment to the basis of such assets other than depreciation or amortization. The Members agree that the initial Book Value of the assets owned by the Subsidiary LLC shall equal the Property Contribution Amount.

Exhibit A

[Form of LLC Agreement]

“Capital Account” has the meaning set forth in Section 7.1(a).

“Capital Proceeds” means the net cash proceeds realized, or the Fair Market Value of any property received, by the Company or any Subsidiary from a Capital Transaction (other than proceeds from sales of allowable acreage as provided for in Section 9.7(a)(2)), after deducting all (i) expenses related to such Capital Transaction and any related repayment of indebtedness from the proceeds thereof and (ii) any reserves which the Company determines are necessary to provide for any contingent or unforeseen liabilities or obligations of the Company or any Subsidiary; provided, however, that at the expiration of such period of time as the Members jointly deem advisable, the balance of such reserve remaining after the payment of such contingencies, if any, shall be distributed as Capital Proceeds. Any property received (directly or indirectly) upon foreclosure of the Plum Creek Loan shall not be considered Capital Proceeds unless and until the Company elects to distribute such property under Section 8.1(b) or Section 14.2, and then shall be treated as Capital Proceeds to the extent of the Fair Market Value of such property on the date of distribution. Contributions of capital to the Company by the Members shall not be treated as Capital Proceeds.

“Capital Transaction” means a financing or refinancing, insurance recovery or condemnation award to the extent not applied to restoration of any Property or any expenses related thereto, easement sale, sale or other disposition of all or any substantial part of any Property of the Company (directly or indirectly), any principal repayments (including any payment by the Guarantor (as defined in the Credit Agreement)) in cash or property received by the Company with respect to the Plum Creek Loan (whether or not such repayments are scheduled or made as a result of default), any sale or exchange of the Plum Creek Loan, any sale, exchange, distribution or other disposition of any property received (directly or indirectly) upon any foreclosure of the Plum Creek Loan, and any other transaction the proceeds of which, in accordance with generally accepted accounting principles, are considered to be capital proceeds.

“Cash Flow” means for any period all cash receipts by Company (including proceeds from sales of allowable acreage as provided for in Section 9.7(a)(2)) for such period, less the following to the extent paid during such period (other than to the extent funded from capital contributions, reserves or Capital Proceeds or otherwise taken into account as deductions in the determination of Capital Proceeds): (a) all operating and capital expenses of Company; (b) any payments or amortization of indebtedness of Company; and (c) amounts, if any, deposited in a reserve or working capital account of Company, the balance of which shall not exceed $3 million without the agreement of the Members.

“Cash Notice” has the meaning set forth in Section 6.2(c).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Common Interest” means any common Interest in the Company issued to a Member, having the rights and obligations as set forth in this Agreement.

Exhibit A

[Form of LLC Agreement]

“Company Interest” or “Interest” means the limited liability company interest of a Member in the Company, whether a Common Interest or a Preferred Interest.

“Company Strategic Plan” has the meaning set forth in Section 9.5.

“Contributing Member” has the meaning set forth in Section 6.2(d).

“Contribution Agreement” has the meaning set forth in the recitals.

“Contribution Date” means a date on which a capital contribution is required pursuant to a Cash Notice issued under the terms of this Agreement.

“Control” (including the correlative meanings of the terms “controlling”, “controlled by” and “under common control with”) means, with respect to any Person, possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, subject to the customary “major decision” rights, whether through the ownership of voting securities or by contract or otherwise.

“Credit Agreement” means the Credit Agreement and Guarantee by and among Plum Creek Borrower, Plum Creek Timber Company, Inc. and the Company.

“Deficit Loan” has the meaning set forth in Section 6.2(d)(B).

“Deficiency Amount” has the meaning set forth in Section 6.2(d).

“Deficiency Contribution” has the meaning set forth in Section 6.2(d).

“Deficiency Notice” has the meaning set forth in Section 8.4(d).

“Effective Date” has the meaning set forth in the preamble hereto.

“Fair Market Value” shall be determined as set forth in Section 9.17.

“Force Majeure” means any delays due to strikes, acts of God, governmental restrictions, enemy action, civil commotion, fire, unavoidable casualty, unusual delays in transportation, adverse weather conditions, acts of terrorism, or other similar causes beyond the reasonable control of the Company.

“Initial TCG Contribution” means the capital contribution of $39,150,000 representing an amount equal to five percent (5%) of the maximum aggregate amount required to be contributed by TCG Member under the Contribution Agreement, which amount was placed in escrow pursuant to the Contribution Agreement and released to the Company as of the date hereof.

“Institutional Investor” means any one or more of the following entities: a savings bank, a savings and loan association, a commercial bank or trust company, an insurance company subject to regulation by any governmental authority or body, a real estate investment trust, a union, governmental or secular employee’s welfare, benefit, pension or retirement fund, a pension fund property unit trust (whether authorized or unauthorized), an investment company or trust, a merchant or investment bank or any other entity generally viewed as an “institutional investor.”

Exhibit A

[Form of LLC Agreement]

“Institutional Lender” means a lender that would satisfy the definition of Institutional Investor.

“Insured Party” has the meaning set forth in Section 9.16(b).

“Liquidity Representation” has the meaning set forth in Section 8.4(a).

“Manager” means TCG / Southern Diversified Manager, LLC or any other entity serving in the capacity as Manager under this Agreement in accordance with the terms of this Agreement.

“Manager Review Committee” has the meaning set forth in Section 9.13(a).

“Member” and “Members” have the meaning set forth in the Preamble.

“Net Income” or “Net Loss”, as appropriate, means, for any period, the taxable income or tax loss of the Company for such period for federal income tax purposes, determined by taking into account any separately stated tax items and increased by the amount of any tax-exempt income of the Company during such period and decreased by the amount of any Section 705(a)(2)(B) expenditures (within the meaning of Treasury Regulations Section 1.704-1(b)(2)(iv)(i)) of the Company; provided, however, that (i) items of income, gain, loss and deduction attributable to Section 704(c) Property shall be determined in accordance with the principles of Treasury Regulations Section 1.704-1(b)(2)(iv)(f) and (g) and (ii) the Net Income and Net Loss of the Company shall be computed without regard to the amount of any items of income, gain, loss or deduction that are specially allocated pursuant to Section 7.3. In the event that the Book Value of any asset is adjusted pursuant to Section 7.1(b), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income and Net Loss of the Company, and the Net Income and Net Loss of the Company (and the constituent items of income, gain, loss and deduction) realized thereafter shall be computed in accordance with the principles of Treasury Regulations Section 1.704-1(b)(2)(iv)(g).

“Non-Contributing Member” has the meaning set forth in Section 6.2(d).

“PC Borrower” means Plum Creek Ventures I, LLC, a Delaware limited liability company.

“PC Member” has the meaning set forth in the Preamble.

“PC Member Contribution” has the meaning assigned to such term in the Contribution Agreement.

Exhibit A

[Form of LLC Agreement]

“Percentage Interest” means, with respect to each Member, the percentage set forth respectively on Exhibit A attached hereto, which relates to each Member’s respective Common Interests, subject to adjustment as provided for in this Agreement.

“Permitted Investments” means (i) direct obligations of the United States of America and securities fully and unconditionally guaranteed as to the timely payment of principal and interest by the United States of America, provided that the full faith and credit of the United States of America must be pledged to any such direct obligation or guarantee; (ii) unsecured certificates of deposit or time deposits (in each case having maturities of not more than 180 days) of any domestic bank, including a branch office of a foreign bank which branch office is located in the United States, provided that legal opinions are received to the effect that full and timely payment of such deposit or similar obligation is enforceable against the principal office or any branch of such bank, which, at the time of purchase, has a short-term “Bank Deposit” rating of P-1 by Moody’s and a “Short-Term CD” rating of A-1 or better by S&P; (iii) deposits in any bank or savings and loan association which has combined capital, surplus and undivided profits of not less than $1 billion, provided such deposits are continuously and fully insured by the Federal Deposit Insurance Corporation; or (iv) any other investment that is consistent with a cash management plan submitted by the Company and approved in writing from time to time by PC Member, which consent shall not be unreasonably withheld.

“Person” means any individual, partnership, corporation, association, joint venture, trust or other legal entity (including any heirs, executors, administrators, legal representatives, successors and assigns), governments or agencies or political subdivisions thereof, multistate compact authorities and other associations and entities where the context requires.

“Plum Creek Loan” means the loan from the Company to PC Borrower to be made as provided in Section 9.12(a)(ii), which will be entered into by and between the Company and PC Borrower subject to the terms of the Credit Agreement.

“Plum Creek Loan Collateral” means the collateral pledged as security for the Plum Creek Loan pursuant to an agreed upon pledge agreement to be entered into by PC Borrower in connection with the Plum Creek Loan.

“Plum Creek Loan Collateral Gain or Loss” means (i) in the case of a sale, transfer, or other disposition of the Plum Creek Loan Collateral, the gain or loss equal to the difference between the Fair Market Value of the Plum Creek Loan Collateral and its Book Value in the hands of the Company on the date of such sale, transfer or other disposition, (ii) in the case of any payment by the Guarantor (as defined in the Credit Agreement) with respect to the Plum Creek Loan, gain equal to the sum of the cash and the Fair Market Value of any property received pursuant to the Guarantee and (iii) in connection with any adjustment of the Capital Accounts of the Members in accordance with Section 7.1(b) the amount of the unrealized gain or loss that would be recognized upon a taxable disposition of the Plum Creek Loan Collateral on such date in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f). For the avoidance of doubt, Plum Creek Loan Collateral Gain or Loss shall not include (a) any items of net income or loss allocated to the Company as a result of holding the Plum Creek Loan

Exhibit A

[Form of LLC Agreement]

Collateral or (b) that portion of the gain or loss on any disposition of the Plum Creek Loan Collateral attributable to accrued but unpaid preferred returns on the Plum Creek Collateral. For purposes of clause (b) of the preceding sentence, the portion of gain or loss attributable to accrued but unpaid preferred return shall be equal to the total gain or loss on the disposition multiplied by a fraction, the numerator of which is the amount of accrued but unpaid preferred return on the date of the disposition and the denominator of which is the sum of the liquidation preference of the Plum Creek Collateral plus the accrued but unpaid preferred return on the date of the disposition.

“Plum Creek Loan Gain or Loss” means (i) in the case of a redemption made pursuant to Section 9.8 or a liquidation pursuant to Section 14.2, the gain or loss equal to the difference between the Fair Market Value of the Plum Creek Loan and its Book Value in the hands of the Company on the date of the redemption or liquidating distribution, (ii) in the case of any repayment of principal of the Plum Creek Loan, whether in cash or property, including pursuant to the foreclosure on the Plum Creek Loan Collateral, the gain or loss equal to the difference between the Book Value in the hands of the Company of the Plum Creek Loan (or, in the case of a partial repayment, the portion repaid) and an amount equal to the sum of the cash and the Fair Market Value of any property received in complete or partial repayment of the Plum Creek Loan, (iii) in the case of a sale of the Plum Creek Loan, the gain or loss equal to the difference between the Book Value of the Plum Creek Loan in the hands of the Company on the date of the sale and the amount realized therefor and (iv) in connection with any adjustment of the Capital Accounts of the Members in accordance with Section 7.1(b) the amount of the unrealized gain or loss that would be recognized upon a taxable disposition of the Plum Creek Loan on such date in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f). For the avoidance of doubt, Plum Creek Loan Gain or Loss shall not include (a) any income attributable to interest paid or accrued on the Plum Creek Loan or (b) that portion of any loss arising on the sale, foreclosure, repayment, or other disposition of the Plum Creek Loan equal to the amount of accrued interest on the Plum Creek Loan that was included or includible in the Company’s taxable income but not paid as of the time of any such disposition.

“Prime Rate” has the meaning set forth in Section 6.2(d)(B).

“Preferred Interest” means the preferred Interest in the Company to be issued to PC Member upon the occurrence of the Property and Capital Contributions, having an initial Priority Amount of $704,700,000, which is entitled to the Base Preferred Return and any Additional Preferred Return, as applicable, and has the rights and obligations as otherwise set forth in this Agreement.

“Priority Amount” means, with respect to the Preferred Interest, the initial amount of $704,700,000 dollars (a) reduced, but not below zero, by (i) distributions to the holder of the Preferred Interest under Sections 8.1(b)(i) and 14.2, (ii) the amount of any Plum Creek Loan Loss and Plum Creek Loan Collateral Loss allocated to PC Member pursuant to Section 7.3, and (b) increased by the amount of any Plum Creek Loan Gain and Plum Creek Loan Collateral Gain allocated to PC Member pursuant to Section 7.3.

Exhibit A

[Form of LLC Agreement]

“Properties” means, collectively, the real properties (together with any timber located thereon) owned or ground leased by the Company or otherwise acquired by the Company in accordance with this Agreement. “Property” shall refer to any one of the Properties.

“Property and Capital Contributions” means occurrence of the last to occur of the contributions by PC Member and TCG Member contemplated in Section 6.2(a).

“Property Contribution Amount” has the meaning assigned to that term in the Contribution Agreement.

“Property Contribution Conditions” has the meaning assigned to that term in the Contribution Agreement. The Members agree that these conditions shall have been satisfied and/or waived if and when the Property and Capital Contributions occur.

“Property Management Agreement” means the agreement, in the form attached hereto as Exhibit G, between the Company and the Property Manager relating to the operation and management of the Properties.

“Property Manager” means the Manager or an Affiliate of the Manager that enters into the Property Management Agreement.

“Qualified Appraiser” means an appraiser who is not an Affiliate of any Member or the Manager and has not been an employee of any Member or the Manager or any Affiliate of the Member or the Manager at any time, who is qualified to appraise the asset and is a member of the Appraisal Institute (or any successor association or body of comparable standing if such Institute is not then in existence) and who has held his or her certificate as an M.A.I. or its equivalent for a period of not fewer than ten (10) years, and has been actively engaged in the appraisal of timberlands in the jurisdiction of the Property being appraised immediately preceding his or her appointment under this Agreement if the asset being appraised is a Property.

“Quarterly Cap” has the meaning set forth in Section 8.4(a).

“Quarterly Period” means either the first half or the second half of any Semi-Annual Period, as applicable.

“REIT” means a “real estate investment trust” as defined in Section 856 of the Code.

“Requesting Member” has the meaning set forth in Section 8.4(a).

“Semi-Annual Cap” has the meaning set forth in Section 8.4(a).

“Semi-Annual Period” means a period of six months beginning on the day after the close of the preceding Semi-Annual Period and ending on the fifteenth day of each of March and September, or, if such fifteenth day is not a business day, on the next following business day, except that (i) the first Semi-Annual Period shall commence upon the Company’s formation and end on March 16 of the succeeding calendar year, and (ii) the final Semi-Annual Period shall end when the Company is terminated in accordance with this Agreement.

Exhibit A

[Form of LLC Agreement]

“Subsidiaries” means, collectively, the Subsidiary LLC and any other entity in which the Company may possess an equity ownership interest.

“Subsidiary LLC” means the limited liability company identified on Exhibit D hereto.

“Subsidiary LLC Interests” has the meaning assigned to that term in the Contribution Agreement.

“Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separated or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax liability of any other Person, and any legal, accounting, other fees, or other expenses incurred in contesting or settling any of the foregoing taxes, duties, interest or penalties.

“TCG Member” has the meaning set forth in the Preamble.

“TCG Member Contribution” means the aggregate $783,000,000 capital contribution made by TCG Member to Company.

“Transfer” or “Transferred” means any direct or indirect transfer, sale, assignment, hypothecation, encumbrance, gift or other disposition, whether voluntary or by operation of law, of all or any part of a Company Interest or the profits, losses or distributions on account thereof.

ARTICLE IV

BUSINESS

The business of the Company shall be to engage in any business activities permitted under the Act, including, without limitation, to engage, directly or through Subsidiaries, in the acquisition, ownership, leasing, management and operation of the Properties, and to do all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of such purposes as authorized pursuant to the terms of this Agreement. In furtherance thereof, the Company may acquire, mortgage or otherwise encumber, manage, operate, lease, exchange, sell or otherwise dispose of or transfer any Property, and may engage in any and all activities and transactions related or incidental thereto.

Exhibit A

[Form of LLC Agreement]

ARTICLE V

MEMBERS

5.1	Member Meetings.

No annual or regular meetings of the Members are required to be held.

5.2	Representations and Warranties.

Each Member represents, warrants, acknowledges and agrees, as to itself, all of the matters listed on Exhibit F hereto.

ARTICLE VI

CAPITAL CONTRIBUTIONS

6.1	Initial TCG Member Contribution.

The Members previously entered into the Contribution Agreement. Pursuant to the Contribution Agreement each of the Members has agreed to make a contribution of specified property or funds to the Company upon the satisfaction of the Property Contribution Conditions. In order to induce PC Member to enter into this Agreement and the Contribution Agreement, TCG Member has deposited the Initial TCG Contribution in the Escrow (as defined in the Contribution Agreement) and such amount, including interest thereon has been delivered to the Company out of the Escrow on the date hereof.

6.2	Subsequent Capital Contributions.

(a) Property and Capital Contributions.

(i) Pursuant to the Contribution Agreement, on the date hereof PC Member shall contribute the Subsidiary LLC Interests to the Company on the terms set forth in the Contribution Agreement, with the Subsidiary LLC then being wholly owned by the Company and whereupon PC Member shall receive a credit to its Capital Account for such contribution in an amount equal to the Property Contribution Amount as stated in the Contribution Agreement. Upon the contribution of all of the Subsidiary LLC Interests to the Company as contemplated under the Contribution Agreement, PC Member shall be issued the Preferred Interest and Common Interests in the amounts set forth on Exhibit A hereto.

(ii) Pursuant to the Contribution Agreement, on the date hereof TCG Member shall contribute immediately available funds to the Company on the terms set forth in the Contribution Agreement (with credit given for the Initial TCG Contribution and any interest thereon that has been released to the Company from Escrow), whereupon TCG Member shall receive a credit to its Capital Account for such capital contribution in an amount equal to the TCG Member Contribution. Upon the contribution of all of the funds to the Company as contemplated under the Contribution Agreement, TCG Member shall be issued the Common Interests in the amount set forth on Exhibit A hereto.

Exhibit A

[Form of LLC Agreement]

(b) Additional Capital Needs. If at any time the Company determines that the Company, operating in accordance with the Company Strategic Plan, requires capital to pay operating or capital costs and expenses incurred by the Company with respect to the Properties or for the Company’s operating needs, the Company shall notify the Members and upon the Members’ mutual agreement to do so, the Members shall contribute such capital to the Company in cash in proportion to their respective Percentage Interests.

(c) Contribution Procedure. In the event the Members mutually determine to make a capital contribution to the Company pursuant to Section 6.2(b), the Company shall issue a notice to all of the Members (the “Cash Notice”) setting forth the amount of cash required from each Member (i.e., such Member’s Percentage Interest of the aggregate funds required by the Company specified in such Cash Notice) (each Member’s “Requested Amount”). Within twenty (20) Business Days following the date of the Cash Notice, each Member shall pay to the Company the Member’s Requested Amount. If the Company fails to issue any Cash Notice authorized by the first sentence of this Section 6.2(c) which is required to meet Company needs, PC Member shall have the right to issue such Cash Notice. Any funds paid by the Members to the Company pursuant to this Section 6.2(c) shall be deemed to be additional capital contributions to the Company and additional Common Interests shall be issued to each Member who makes such a payment.

(d) Failure To Make Capital Contributions. In the event that any Member shall fail to contribute the Member’s Requested Amount under Section 6.2(c) above as of any Contribution Date (a “Non-Contributing Member”), then, as to each such default, the other Member (the “Contributing Member”) shall have the right, but not the obligation, (i) to advance to the Company as a capital contribution (a “Deficiency Contribution”) the portion of the Requested Amount not advanced by the Non-Contributing Member (the “Deficiency Amount”), as provided in subsection (A) below, (ii) to advance directly to the Company the Deficiency Amount as a recourse loan to the Non-Contributing Member, as provided in subsection (B) below or (iii) to withdraw the Contributing Member’s contribution pursuant to the Cash Notice. The remedies set forth in clauses (i), (ii) and (iii) shall be the exclusive remedies of such Contributing Member for a Non-Contributing Member’s failure to advance capital as required by Section 6.2(c), and the Non-Contributing Member’s failure shall not otherwise be treated as a default under this Agreement.

(A) In the event the Contributing Member elects to advance the Deficiency Amount to the Company as a capital contribution, then, effective as of the date of the advance, the Deficiency Amount so advanced together with all Requested Amounts previously advanced by the Contributing Member in connection with the Cash Notice shall be deemed capital contributions to the Company, and the Percentage Interests of each of the Members shall be recalculated as follows: each Member’s Percentage Interest shall be adjusted to a percentage obtained by dividing (i) such Member’s aggregate capital contributions relating to its Common Interests as of such date under this Agreement (taking into account any Deficiency Amount so contributed) by (ii) the total amount of the capital contributions relating to Common Interests as of such date by all Members under this Agreement, provided

Exhibit A

[Form of LLC Agreement]

that for the purposes of such recalculations, the capital contributions of the Contributing Member on account of any Deficiency Amount under this Agreement shall be deemed to be 150% of the actual Deficiency Amount so contributed.

(B) If the Contributing Member elects to make a loan to the Non-Contributing Member as provided above, the Deficiency Amount so advanced shall be directly advanced to the Company on behalf of the Non-Contributing Member by the Contributing Member as a loan (a “Deficit Loan”) to the Non-Contributing Member due and payable upon demand and bearing interest at the rate equal to the lower of (1) ten (10) percentage points above the rate of interest publicly announced by JPMorgan Chase Bank, N.A. from time to time as its “Prime Rate” of interest (the “Prime Rate”) or (2) the highest interest rate allowable with respect to such loan under applicable law. The principal amount of such Deficit Loan shall be treated as a capital contribution to the Company by the Non-Contributing Member pursuant to the Cash Notice. Notwithstanding the provisions of Articles VIII and XIV, until all such Deficit Loans are paid in full, all cash or property distributable to the Non-Contributing Member shall be delivered to the Contributing Member as a reduction of the amount of such Deficit Loans. Any payments on a Deficit Loan shall be credited first to any interest then due on the loan with the balance of such payments to be credited against the outstanding principal balance of such loan.

(C) Each Member does hereby grant a “security interest” (as such term is contemplated under the Uniform Commercial Code as adopted in Delaware) in its interest in Cash Flow and Capital Proceeds, to the other Member and to the Company, to secure prompt payment to the other Member of any Deficit Loans made to such Member by the other Member in accordance herewith. From time to time, each Member shall execute such financing statements and continuation statements as the other Member shall in its reasonable discretion deems necessary to perfect the foregoing “security interests.”

(e) Except as otherwise provided in this Article VI, no additional capital contributions or loans shall be made, nor shall they be required to be made, by any Member to the Company.

(f) All contributions contemplated in this Article VI are intended to be treated as tax-free contributions to the Company in exchange for interests therein for U.S. federal income tax purposes under Section 721 of the Code, the Company shall report the transactions consistently with such treatment, and neither the Company nor the Members shall take any position inconsistent with such treatment in any tax return, press release, any filing with any governmental authority, or otherwise.

Exhibit A

[Form of LLC Agreement]

6.3	[Reserved]

6.4	No Withdrawal, Interest or Restoration.

Except as otherwise expressly provided in this Agreement, (a) no part of the contributions of any Member to the capital of the Company may be withdrawn by such Member, (b) no Member shall be entitled to receive interest on such Member’s contributions to the capital of the Company, (c) no Member shall have the right to demand or receive property other than cash in return for such Member’s contribution to the Company, (d) no Member shall be entitled to contribute capital to the Company in excess of amounts required or permitted under Sections 6.1 and 6.2, and (e) no Member shall be obligated to restore any negative Capital Account balance.

6.5	No Rights in Third Parties.

The provisions of this Agreement are for the benefit of the Company, the Members and the Manager, and are not intended to be for the benefit of any Person to whom any debts, liabilities or obligations are owed, or who may otherwise have any claim against the Company, any Member or the Manager, and no creditor or other Person shall obtain any rights under such provisions or shall be able to make any claim in respect of any debts, liabilities or obligations against the Company, any of the Members or the Manager solely by reason of such provisions.

ARTICLE VII

CAPITAL ACCOUNTS; ALLOCATION OF NET INCOME AND NET LOSS

7.1	Capital Accounts.

(a) There shall be established for each Member on the books of the Company a “Capital Account”, which shall be maintained and adjusted as provided in this Article VII. The Capital Account of a Member shall be credited with (i) the amount of all cash capital contributions by such Member to the Company, including without limitation any Deficiency Contributions, (ii) the Fair Market Value of any other property contributed by such Member to the Company (net of any liabilities secured by such property that the Company is considered to assume or take subject to under Section 752 of the Code) and (iii) the amount of any Net Income (or items of income and gain not included in Net Income, including items of gross income or gain) allocated to such Member pursuant to this Article VII, and decreased by (i) the amount of any Net Loss (or items of loss or deduction not included in Net Loss) allocated to such Member pursuant to this Article VII, (ii) the amount of any cash distributed to such Member pursuant to Article VIII and (iii) the Fair Market Value of any asset distributed in kind to such Member (net of all liabilities secured by such asset that such Member is considered to assume or take subject to under Section 752 of the Code). Upon contribution of the Subsidiary LLC Interests to the Company pursuant to the Contribution Agreement, PC Member’s Capital Account shall be credited with the Property Contribution Amount.

(b) Upon the occurrence of any event specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(f), the Company may cause the Capital Accounts of the Members to be adjusted to reflect the Fair Market Value of the Company’s assets at such time in accordance with such Treasury Regulations.

Exhibit A

[Form of LLC Agreement]

(c) In the event that any Interest in the Company is Transferred, the transferee of such Interest shall succeed to the portion of the transferor’s Capital Account attributable to such Interest.

(d) If any Company asset is distributed in kind, whether in connection with the liquidation of the Company or otherwise, the Company shall be deemed to have realized income, gain or loss thereon in the same manner as if the Company had sold such asset for an amount equal to its Fair Market Value on the date of distribution.

7.2	Allocation of Net Income and Net Loss.

(a) For each fiscal year of the Company, after adjusting each Member’s Capital Account for all capital contributions and distributions during such fiscal year and all special allocations pursuant to Section 7.3 with respect to such fiscal year:

(i) All Net Income shall be allocated among the Members in the following order of priority:

(A) first, to the Members in proportion to, and to the extent of, any deficit balances in their respective Capital Accounts until all such Capital Accounts have been restored to zero;

(B) second, after giving effect to the allocations made pursuant to Section 7.2(a)(i)(A) and any special allocations pursuant to Section 7.3, to PC Member until its Capital Account balance is equal to the sum of (a) the Priority Amount (determined after any allocations to PC Member under Section 7.3), (b) any unpaid Base Preferred Return and (c) any unpaid Additional Preferred Return; and

(C) third, after giving effect to the allocations made pursuant to Sections 7.2(a)(i)(A) and 7.2(a)(i)(B), to the Members in accordance with their Percentage Interests.

(ii) All Net Loss shall be allocated among the Members in the following order of priority:

(A) first, to the Members in accordance with their Percentage Interests until TCG Member’s Capital Account is reduced to zero;

(B) second, after giving effect to the allocations made pursuant to Section 7.2(a)(ii)(A) and any special allocations pursuant to Section 7.3, to PC Member until its Capital Account balance is reduced to zero; and

Exhibit A

[Form of LLC Agreement]

(C) third, after giving effect to the allocations made pursuant to Sections 7.2(a)(ii)(A) and 7.2(a)(ii)(B), to the Members in accordance with their Percentage Interests.

(b) Each allocation in this Article VII shall consist of a proportionate amount of the ordinary income and capital gains of the Company for the year, provided, that, in making allocations of depreciation recapture under Section 1245 or 1250 of the Code, unrecaptured Section 1250 gain under Section 1(h) of the Code, or similar items, principles consistent with those of Treasury Regulations Section 1.1245-1(e) shall be followed such that amounts treated as ordinary income shall be allocated first to the Member that was allocated the related ordinary deduction.

7.3	Special Allocations.

(a) Special Allocations For Plum Creek Loan. For each fiscal year of the Company, the Plum Creek Loan Gain or Loss shall be specially allocated as follows:

(i) Eighty-five percent (85%) to PC Member; and

(ii) Fifteen percent (15%) to TCG Member.

(b) Special Allocations For Plum Creek Loan Collateral. For each fiscal year of the Company, the Plum Creek Loan Collateral Gain or Loss shall be specially allocated as follows:

(i) first, to the extent of losses previously allocated pursuant to Section 7.3(a), Plum Creek Loan Collateral Gain shall be allocated eighty-five percent (85%) to PC Member and fifteen percent (15%) to TCG Member;

(ii) second, any remaining Plum Creek Loan Collateral Gain shall be allocated to the Members in accordance with their Percentage Interests; and

(iii) third, Plum Creek Loan Collateral Loss shall be allocated eighty-five percent (85%) to PC Member and fifteen percent (15%) to TCG Member.

(c) Regulatory Allocations. Special allocations of specific items of income, gain, loss or deduction may be required for any taxable year as follows:

(i) The Company shall allocate items of Company income and gain among the Members at such times and in such amounts as necessary to satisfy the minimum gain chargeback requirements of Treasury Regulations Sections 1.704-2(f) and 1.704-2(i) (4).

(ii) Any deductions attributable to any “partner non-recourse debt” (as defined in Treasury Regulations Section 1.704-2(b)(4)) shall be allocated among the Members that bear the economic risk of loss for such liability in accordance with the ratios in which such Members share such economic risk of loss and in a manner consistent with the requirements of Treasury Regulations Sections 1.704-2(c), 1.704-2(i) (2) and 1.704-2 (j) (1) .

Exhibit A

[Form of LLC Agreement]

(iii) The Company shall specially allocate items of income and gain when and to the extent required to eliminate any deficit balance caused by any event, including the events described in Treasury Regulations Section 1.704-1(b) (2) (ii) (d), in a manner that satisfies the “qualified income offset” requirement within the meaning of Treasury Regulations Section 1.704-1(b) (2) (ii) (d).

(iv) Notwithstanding anything to the contrary herein, losses shall not be allocated in a manner that would cause any Member to have a Capital Account deficit at the end of any fiscal year. All losses in excess of the foregoing limit shall be allocated to the other Members in proportion to the amounts that can be allocated to them without violating the restriction contained in this Section 7.3(c)(iv).

(d) The allocations set forth in paragraphs 7.3(c)(iii) and (iv) are intended to comply with the requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2 and shall be interpreted consistently therewith. It is the intent of the Members that, to the extent possible, all allocations made pursuant to Sections 7.3(c)(iii) and (iv), to the extent such allocations are inconsistent with the allocations that would be made under Sections 7.2 and 7.3(a) if Sections 7.3(c)(iii) and (iv) were not contained in this Agreement, be offset with subsequent special allocations of other items of Company income, gain, loss and deduction to the maximum extent possible consistent with the requirements of Sections 7.3(c)(iii) and (iv).

7.4	Section 704(b) Allocations.

The allocation provisions contained in this Article VII are intended to result in allocations that are consistent with Section 704(b) of the Code and the Treasury Regulations promulgated thereunder, and shall be interpreted and applied in a manner consistent therewith. The Members further agree to make such amendments or changes to this Agreement as are reasonably requested by any Member in good faith and consistent with the understanding of the parties, to effectuate such intent.

7.5	Section 704(c) Allocations.

Any item of income, gain (including gain recognized pursuant to Section 631(b) of the Code), loss, and deduction with respect to property other than cash contributed by a Member that is required to be allocated for income tax purposes under Section 704(c) of the Code so as to take into account the variation between the tax basis of such property and its Fair Market Value at the time of its contribution shall be allocated to the Members solely for income tax purposes under the “traditional method” as described in Treasury Regulations Section 1.704-3(b). Similarly, if any property of the Company is reflected in the Capital Accounts of the Members and on the books of the Company at a Book Value that differs from the adjusted tax basis of such property, the Company’s allocations of tax items shall be appropriately made pursuant to the Treasury Regulations using Section 704(c) principles so as to take account of the variation between the adjusted tax basis of the applicable property and its Book Value. The initial Fair Market Value of the assets owned by the Subsidiary LLC, in the aggregate, shall be equal to the Property Contribution Amount.

Exhibit A

[Form of LLC Agreement]

ARTICLE VIII

DISTRIBUTIONS TO MEMBERS

8.1	Distributions of Cash Flow and Capital Proceeds.

(a) Cash Flow. Cash Flow with respect to each Semi-Annual Period shall be distributed by the Company to the Members (unless otherwise mutually agreed by the Members) on the last day of the applicable Semi-Annual Period except that to the extent the Company receives an Advance Shortfall Amount within five (5) days after the last day of the applicable Semi-Annual Period such amount shall be distributed on the date received, commencing with the Semi-Annual Period starting upon the Company’s formation, in the following order:

(i) first, to the holder of the Preferred Interest, the Base Preferred Return accrued during such Semi-Annual Period and any accrued but unpaid Base Preferred Return from previous Semi-Annual Periods;

(ii) second, to the holder of the Preferred Interest, an amount equal to the Additional Preferred Return, if any, calculated as of the last day of such Semi-Annual Period; and

(iii) third, to the Members, in proportion to their respective Percentage Interests, after giving effect to Section 8.4(e).

(b) Capital Proceeds Distributed Other than in Liquidation. Capital Proceeds (other than in connection with the liquidation of the Company or to the extent reinvested by the Company pursuant to transactions qualifying under Section 1031 or 1033 of the Code) shall be distributed by the Company as promptly as reasonably feasible (but in any event within ten (10) business days of receipt thereof by the Company, unless a longer period is reasonably agreed to by the Members) in the following order of priority:

(i) first, to the holder of the Preferred Interest, until the Priority Amount (determined after reduction for any item of loss specially allocated to PC Member under Section 7.3) is reduced to zero;

(ii) second, to the extent such amount has not been paid pursuant to Section 8.1(a)(i), to the holder of the Preferred Interest, the Base Preferred Return accrued during such Semi-Annual Period and any accrued but unpaid Base Preferred Return from previous Semi-Annual Periods;

(iii) third, to the extent such amount has not been paid pursuant to Section 8.1(a)(ii), to the holder of the Preferred Interest, an amount equal to the Additional Preferred Return, if any, calculated as of the last day of such Semi-Annual Period; and

(iv) fourth, to the Members, in accordance with their then respective Percentage Interests.

Exhibit A

[Form of LLC Agreement]

(c) Liquidating Distributions. In the case of a liquidation of the Company, the Company’s assets shall be distributed as set forth in Section 14.2.

8.2	Repayment of Deficit Loans; Limitation on Distributions of Capital Proceeds.

(a) If any Deficit Loan is outstanding at the time of any distribution of Capital Proceeds, all Capital Proceeds otherwise distributable to the Non-Contributing Member pursuant to the foregoing shall be delivered to the Contributing Member in payment of such Deficit Loan (and applied first to accrued interest and then to principal), and shall be deemed to be a distribution to the Non-Contributing Member for all purposes under this Agreement.

(b) Notwithstanding any provision of this Agreement to the contrary, the Members shall not make any distributions prohibited by the terms of the Act.

8.3	Taxes Paid or Withheld.

Any and all amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to a Member shall be treated as amounts distributed to such Member pursuant to Article VIII for all purposes of this Agreement. If the amount of the tax required to be withheld or paid exceeds the amount otherwise properly distributable to a Member, such Member shall advance to the Company the amount of such excess before the due date for payment of such tax, and such Member shall be responsible for any late payment penalties and interest if it fails to timely advance the amount of such excess tax.

8.4	Advances.

(a) Each Member may from time to time request an advance (each an “Advance”) of a specified amount to be distributed to such Member pursuant to Section 8.1(a)(iii) for the current Semi-Annual Period (a “Requesting Member”). The Company shall make such Advances to a Requesting Member so long as (1) the Company determines that based on the Cash Flow projections for the Company (which shall be consistent with the Company Strategic Plan and the applicable annual budget adopted by the Manager) the making of such Advance is not reasonably expected to prevent the Company from making any distribution required to be made, to the extent of available Cash Flow, pursuant to Section 8.1(a) on the last day of such Semi-Annual Period (the “Liquidity Representation”), (2) after giving effect to such Advance, the aggregate amount of all Advances outstanding during such Quarterly Period does not exceed $5 million (the “Quarterly Cap”), and (3) after giving effect to such Advance, the aggregate amount of all Advances outstanding during such Semi-Annual Period does not exceed $10 million (the “Semi-Annual Cap” and together with the Liquidity Representation and the Quarterly Cap, the “Advance Requirements”). A Requesting Member may seek approval of the other Member(s) to increase the Quarterly Cap or Semi-Annual Cap for a Semi-Annual Period, which consent shall not be unreasonably withheld.

(b) Upon receiving a request for an Advance from a Requesting Member, if the Company determines that each of the Advance Requirements would be satisfied after giving effect to such requested Advance, then the Company shall issue a notice to each other Member (the “Advance Notice”) which shall: (1) include a Liquidity Representation from the Company to such Member, and (2) state the amount of the Advance requested by the Requesting Member and the amount available for

Exhibit A

[Form of LLC Agreement]

Advances under each of the Quarterly Cap and the Semi-Annual Cap. Each Member receiving an Advance Notice shall have 7 days to elect to participate in the Advance covered by the Advance Notice, and upon providing the Company with written notice of such election shall become a Requesting Member. To the extent the aggregate amount of Advances requested would not satisfy the Advance Requirements, the Company shall reduce the Advances made to the Requesting Members pro rata based on their respective Percentage Interests such that the Advance Requirements would be satisfied; provided that if any Member has requested an amount less than its pro rata portion then any excess capacity shall be allocated to the other Member(s).

(c) Notwithstanding 8.4(a) and 8.4(b), if any Base Preferred Return is not distributed when due, then from and thereafter the Company shall be prohibited from making, and no Member shall have the right to receive, any Advances unless (i) the sole reason any Base Preferred Return is not distributed when due is that a Member fails to return to the Company any Advance Shortfall Amount on or before the last day of the Semi-Annual Period, and (ii) such Member returns to the Company all Advance Shortfall Amounts together with interest thereon at the rate of 10.875% per annum within 5 days after the last day of such Semi-Annual Period and has not failed to return any Advance Shortfall Amount to the Company within 5 days after the last day of a Semi-Annual Period more than twice previously.

(d) To the extent that any amount of Advances would exceed an amount equal to the related Member’s Percentage Interest of the remainder of (a) the Cash Flow for the Semi-Annual Period minus (b) the Base Preferred Return distributable on that date in respect of the Preferred Interest, then the Company shall notify each Member with an outstanding Advance of such deficiency (a “Deficiency Notice”) at least 10 business days before the last day of such Semi-Annual Period. The Deficiency Notice shall set forth the aggregate amount of such shortfall (the “Advance Shortfall Amount”), which must be returned to the Company on or before the last day of the Semi-Annual Period. Any Member that fails to return such Advance Shortfall Amount to the Company by the last day of the Semi-Annual Period shall not receive further distributions under this Agreement until such time as all such Advance Shortfall Amounts (with interest thereon) have been returned to the Company and future distributions otherwise distributable to such Member shall be applied to reduce such Advance Shortfall Amounts (with interest thereon) owed to the Company in accordance with Section 8.4(e). Advance Shortfall Amounts outstanding pursuant to this clause (d) shall accrue interest at the rate of 10.875% per annum, from the date required to be returned pursuant to the related Deficiency Notice through the date actually returned to the Company or through the date such amounts are deemed returned pursuant to Section 8.4(e).

(e) Notwithstanding anything to the contrary in this Agreement, any distributions to be made to any Member pursuant to this Agreement shall be first applied to return any outstanding Advances (including any accrued and unpaid interest thereon), previously made to such Member to the extent such Advances and any interest thereon have not otherwise been previously returned to the Company pursuant to Section 8.4(d), this Section 8.4(e) or otherwise.

Exhibit A

[Form of LLC Agreement]

ARTICLE IX

MANAGEMENT OF THE COMPANY

9.1	Rights and Powers.

(a) General. TCG / Southern Diversified Manager, LLC shall serve as the initial Manager. Any action or inaction by the Manager under this Agreement shall constitute the action or inaction of the Company and shall serve to bind the Company. If the Company breaches a provision under this Agreement, the Members shall be entitled to pursue a claim against the Company and seek damages from the Company for such breach.

(i) The Manager’s Rights and Powers. Subject to the terms and provisions of this Agreement, the Manager shall have the power and authority to act in the name of the Company and appoint such officers and agents of the Company as the Manager may deem appropriate and to delegate to such officers and agents such powers, functions, and duties as the Manager may deem desirable or appropriate, including without limitation, the power and authority to act in the name of the Company. Without limiting the foregoing and subject to the foregoing, the Manager shall be entitled to cause the Company to exercise rights with respect to the management and harvesting of any Properties owned, directly or indirectly, by the Company and shall use commercially reasonable efforts to carry out the business of the Company. The Company shall execute the Company Strategic Plan in accordance with commercially reasonable management practices applicable to the Properties. The Manager shall cause the Company, subject to the limitations on the Manager’s authority set forth in this Agreement, to take all actions and do all things required to be done by the Company pursuant to the terms of this Agreement. In connection therewith and subject to Section 9.11 and subject to requirements of the Code for maintaining REIT status for any parent entity of any Member, the Manager may act on behalf of the Company and shall be permitted to cause the Company to take any legal action on behalf of the Company unless otherwise prohibited by this Agreement from doing so.

(b) Tax Matters Member. TCG Member is hereby designated as the “tax matters partner” in accordance with Section 6231(a)(7) of the Code (and shall act in any similar capacity under applicable state or local tax law) and, in connection therewith and in addition to all other powers given thereunder, shall have all other powers needed to fully perform hereunder. All expenses of the tax matters partner shall be borne by the Company or reimbursed to the tax matters partner by the Company. TCG Member shall cause the Company to provide prompt notice to PC Member of, and provide PC Member an opportunity to participate in, any audit or other tax action or determination reasonably expected to have a material effect on PC Member or any of its Affiliates.

(c) REIT Matters.

(i) The Company acknowledges that an Affiliate of PC Member intends to qualify at all times as a REIT, and that its ability to so qualify will depend in part upon

Exhibit A

[Form of LLC Agreement]

the nature of the assets and operations of the Company and any Subsidiary. Accordingly, for so long as PC Member holds an interest in the Company, the Company at all times shall exercise diligent and commercially reasonable efforts to conduct the business of the Company and any Subsidiary in a manner that will enable PC Member and its Affiliates to satisfy all the requirements for REIT status under Sections 856 through 860 of the Code to the extent possible. The parties acknowledge that the Company shall rely on guidance from Morrison & Foerster LLP, acting as tax advisor to TCG Member and the Company. Morrison & Foerster LLP shall cooperate with the tax advisors of PC Member and its Affiliates in fulfilling its duties pursuant to this Section 9.1(c)(i). Without limiting the generality of the foregoing, the Company shall cooperate with PC Member (e.g., by jointly structuring all forms of contracts used to sell timber and sharing advice provided by the Company’s tax advisors) to ensure that the Company’s operations are conducted in accordance with the following limitations:

(1) Neither the Company nor any Subsidiary shall own more than ten percent (10%) of the total voting power or more than ten percent (10%) of the total value of the outstanding securities of any one issuer (as determined for purposes of Section 856(c)(4)(B) of the Code);

(2) At no time may the aggregate value of all securities owned by the Company and all Subsidiaries in entities that have elected to be treated as “taxable REIT subsidiaries” exceed the percentage of the total value of the assets of the Company’s and all Subsidiaries set forth in Section 856(c)(4)(B)(ii);

(3) Neither the Company nor any Subsidiary, nor any Member (solely in its capacity as a Member of the Company) shall take any action (or fail to take any action permitted under this Agreement) that would otherwise cause the Company’s gross income to consist of more than five percent (5%) of income not described in Section 856(c)(2) of the Code or more than twenty-five percent (25%) of income not described in Section 856(c)(3) of the Code, or cause more than twenty-five percent (25%) of the Company’s assets to consist of assets other than cash and “real estate assets” within the meaning of Section 856(c)(5)(B) of the Code; and

(4) The Company and each Subsidiary (other than a taxable REIT Subsidiary) shall not engage in any “prohibited transactions” within the meaning of Section 857(b)(6)(B)(iii) of the Code.

(ii) Notwithstanding the foregoing:

(1) The Members acknowledge and agree that no action of the Manager or the Company shall be in violation of Section 9.1(c)(i) if such action is (A) pursuant to an approval from PC Member in accordance with Section 9.11 or (B) otherwise approved in writing by PC Member. Furthermore, neither the Company nor the Manager shall have any liability to PC Member for actions taken in accordance with the guidance and/or instructions provided to the Company or the Manager by PC Member and/or any advisors engaged by the Company with PC Member’s consent to assist in the Company’s compliance with REIT

Exhibit A

[Form of LLC Agreement]

requirements provided that Company (or the Manager on behalf of the Company) timely communicates and consults with PC Member concerning any such guidance and/or instructions provided by any such advisors prior to taking any action in connection with or reliance upon any such guidance and/or instructions; and

(2) In the event of any dispute between the Company, the Manager, TCG Member or advisors engaged by the Company on the one hand and PC Member on the other hand with respect to any of the matters provided for under this Section 9.1(c) or otherwise determined by PC Member as necessary for PC Member or any of its Affiliates to maintain REIT status, the determination of PC Member shall be binding.

9.2	Reliance by Third Parties.

Any contract, instrument or act of the Manager on behalf of the Company shall be conclusive evidence in favor of any third party dealing with the Company that the Manager has the authority, power and right to execute and deliver such contract or instrument and to take such action on behalf of the Company. This Section 9.2 shall not be deemed to limit the liabilities and obligations of the Manager as set forth in this Agreement.

9.3	Authority.

Unless specifically authorized hereunder or by TCG Member and the Manager, no Member, in its capacity as such, shall be an agent of the Company or have any right, power or authority to act for or to bind the Company or to undertake or assume any obligation or responsibility of the Company, the Manager or of any other Member.

9.4	Reimbursements.

The Manager shall not be entitled to receive any compensation or reimbursement for the performance of its duties as Manager under this Agreement. The Company shall enter into the Property Management Agreement with the Property Manager, and the Company shall (a) supervise the performance of the Property Manager under the Property Management Agreement, (b) enforce the Company’s rights under the Property Management Agreement and (c) reimburse the Property Manager’s expenses in connection with the performance of the Property Manager’s duties under the Property Management Agreement in accordance with the terms of the Property Management Agreement.

9.5	Strategic and Business Plans.

Attached as Exhibit C hereto is a ten (10) year harvesting plan, which, among other things, will identify harvest levels for the Properties (subject to a permitted variation of twenty-five percent (25%) from total harvest volumes for all harvest types, either higher or lower in any given year, with any variation in excess of 25% being deemed a “material” deviation for purposes of this Agreement), which shall be referred to as the “Company Strategic Plan.” The Company shall be bound by, implement and comply with the Company Strategic Plan, provided that the Company shall be permitted to deviate from the same only to the extent any such action is not materially inconsistent with the Company Strategic Plan. Any material changes to or material deviations from the Company Strategic Plan by the Company shall require PC Member’s consent (which consent will not be unreasonably withheld by PC Member).

Exhibit A

[Form of LLC Agreement]

9.6	Commitment of Manager; Member Freedom of Action.

(a) Devotion of Time. The Manager shall devote such time and attention to the Company business as shall be appropriate to manage and supervise the Company business properly and efficiently, and shall take all such actions as, in its reasonable judgment, shall be reasonably appropriate for the proper management and supervision of the business of the Company and to carry out its obligations under this Agreement.

(b) Freedom of Action. Either Member may engage in other businesses, including businesses identical or similar to or competitive with the Company’s business and may engage in or possess any interest, directly or indirectly, in any other business venture of any nature or description independently or with others. Membership in the Company and the assumption by each of the Members of any duties hereunder shall be without prejudice to the Members’ rights (or the rights of their Affiliates) to have such other interests and activities and to receive and enjoy profits or compensation therefrom. Neither the Company nor the other Members shall have any right by virtue of this Agreement in and to such venture or the income or profits derived therefrom.

(c) Investment Opportunities. The Members shall not be obligated to present any investment opportunity to the Company, even if the opportunity is of a character consistent with the Company’s other activities and interests. Each Member shall have the right to take for its own account, or to recommend to others, any such investment opportunity.

9.7	Sales of Company Assets.

(a) Property and Timber. Except as provided in this Section 9.7 and in Section 9.8, in no event shall the Company sell, transfer or distribute (directly or indirectly) any Property contributed to the Company (directly or indirectly) by PC Member pursuant to the Contribution Agreement at any time during the first ten (10) years after the date of the Property and Capital Contributions; provided, however, that the Company may sell, transfer, or otherwise dispose of Property contributed to the Company pursuant to the Contribution Agreement:

(1) pursuant to transactions qualifying under Section 1031 or 1033 of the Code, upon the completion of which the Company acquires timberlands;

(2) 90,000 acres, in the aggregate, during the period beginning January 1, 2012 and ending ten (10) years after the date of the Property and Capital Contributions, with no more than 45,000 acres sold in any calendar year; or

(3) with the prior consent of PC Member, which consent may be granted or withheld in PC Member’s sole and absolute discretion.

In addition, all dispositions of timber shall be pursuant to transactions qualifying under Section 631(b) of the Code and none of those dispositions shall, before January 1, 2012, be an outright sale pursuant to a timber deed without the prior consent of PC Member, which consent

Exhibit A

[Form of LLC Agreement]

may be granted or withheld in PC Member’s sole and absolute discretion. The contracts for the sale of timber under Section 631(b) of the Code shall be mutually agreed upon by TCG Member and PC Member so that such contracts are treated for purposes of Section 631(b) of the Code as contracts in which the Company retains an economic interest in the timber substantially in accordance with the form of the Timber Sale Agreement, attached hereto as Exhibit B.

(b) Plum Creek Loan and Plum Creek Loan Collateral The Company shall not sell, transfer or distribute (directly or indirectly) the Plum Creek Loan or the Plum Creek Loan Collateral at any time during the first ten (10) years after the date of the Property and Capital Contributions without the prior consent of PC Member, which consent may be granted or withheld in PC Member’s sole and absolute discretion, provided, however, that (i) upon any Event of Default under Section 7.01(a)(ii) of the Credit Agreement, or six (6) months following any other Event of Default under the Credit Agreement, the Company may sell, transfer or otherwise dispose of the Plum Creek Loan, and (ii) upon any Event of Default under the Credit Agreement, the Company may immediately initiate foreclosure proceedings on the Plum Creek Loan Collateral in accordance with the terms of the Credit Agreement and the Pledge Agreement (as defined in the Credit Agreement), and may either sell or acquire the Plum Creek Loan Collateral in such foreclosure proceedings. If the Company becomes the owner of the Plum Creek Loan Collateral by virtue of a foreclosure of the Plum Creek Loan, the Company may distribute the Plum Creek Loan Collateral as Capital Proceeds under Section 8.1(b), but may not otherwise sell or dispose of the Plum Creek Loan Collateral without PC Member’s consent, which consent may be granted or withheld in PC Member’s sole and absolute discretion, until the date that is ten (10) years after the date of the Property and Capital Contributions.

9.8	Redemption Rights.

(a) At any time after seven (7) years after the date of the Property and Capital Contributions but before the date that is seven and one-half (7 1/2) years after the date of the Property and Capital Contributions, TCG Member shall have the right to cause its Common Interest to be redeemed by the Company in exchange for a distribution with a Fair Market Value equal to TCG Member’s Capital Account as adjusted to reflect the Fair Market Value of the Company’s assets at such time in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f). Such distribution shall consist of Properties with a Fair Market Value equal to TCG Member’s restated Capital Account. To the extent the Fair Market Value of the Properties exceeds TCG Member’s restated Capital Account, TCG Member shall purchase the excess Properties from the Company at their then Fair Market Value or receive such excess Properties subject to liabilities in an amount equal to the Fair Market Value of such excess Properties; to the extent the Fair Market Value of the Company’s Properties is less than TCG Member’s restated Capital Account, the Company shall distribute cash or other Company assets to TCG Member.

(b) PC Member shall have the right to cause the Company to redeem TCG Member’s Common Interest as described above at any time after nine (9) years after the date of the Property and Capital Contributions but before the date that is nine and one-half (9  1/2) years after the date of the Property and Capital Contributions.

Exhibit A

[Form of LLC Agreement]

(c) Either Member wishing to invoke the redemption provisions in this Section 9.8 shall provide written notice to the Company and the Members of such intent (a “Redemption Notice”). The Redemption Notice shall indicate the proposed closing date for the redemption, which closing date shall be no sooner than thirty (30) days after the date of the Redemption Notice and not more than sixty (60) days after the date of the Redemption Notice; provided that the closing may be extended as necessary to complete the determination of the Fair Market Value. A Redemption Notice shall be valid and binding upon the Members if given during the applicable time as provided in Section 9.8(a) or (b), regardless of whether the closing date for such redemption occurs during such time period.

9.9	Rights and Powers.

The Company, in conducting its business affairs, shall have all of the rights and powers of a limited liability company as provided in the Act and as otherwise provided by law.

9.10	Limitations on Members.

Except as otherwise expressly set forth herein, no Member shall, in its capacity as a Member, have the right (a) to cause a dissolution and winding up of the Company by decree of court or (b) to have its capital contribution returned, other than the rights to require a redemption of TCG Member’s Common Interest set forth in Section 9.8. No Member nor any legal representative, successor, heir or assignee of a Member shall have the right to partition the Company property or any part thereof or interest therein, or to file a complaint or institute any proceeding at law or in equity to partition the Company property or any part thereof or interest therein. Each Member, for such Member and such Member’s legal representatives, heirs, successors and assigns, hereby waives any such rights. The Members intend that, during the term of this Agreement, the rights of the Members and their successors in interest, as among themselves, shall be governed solely by the terms of this Agreement and by the Act.

9.11	PC Member Approval Rights.

Notwithstanding anything contained in this Agreement to the contrary, the following acts by or on behalf of the Company shall require approval of PC Member:

(i) effecting any acquisition of any real property, other than the Properties (including through acquisition of option rights or rights of first refusal/offer, or the exercise of rights of first refusal/offer, or the making of any option payment or deposit under a purchase agreement, or the removal of conditions to closing under a purchase or option agreement) and other than (x) in connection with transactions qualifying under Section 1031 or 1033 of the Code, upon the completion of which the Company acquires timberlands, (y) acquisitions the aggregate amount of which from the date hereof is less than $5,000,000 or (z) in connection with the incurrence of permitted debt by the Company pursuant to Section 9.11(iii)(z);

(ii) the sale, transfer or issuance of any existing or additional Interests in the Company or interests in any Subsidiary, the admission of any member to the Company (other than as permitted pursuant to the terms of this Agreement) or any Subsidiary, or the pledge, hypothecation, or transfer of TCG Member’s Interest in the Company (except as permitted pursuant to the terms of this Agreement);

Exhibit A

[Form of LLC Agreement]

(iii) incurring any indebtedness of the Company or a Subsidiary or causing the Company or a Subsidiary to become liable as an endorser, guarantor, surety or otherwise for any debt obligation or undertaking of any other Person, except for (x) Company or Subsidiary endorsements for deposit or collection of checks, drafts and similar instruments received by the Company or the Subsidiary in the ordinary course of business or (y) indebtedness incurred by the Company in the ordinary course of business to provide working capital in an aggregate amount not to exceed $20 million or (z) indebtedness of the Company incurred in connection with the acquisition of timberlands so long as, (A) such indebtedness is not incurred within the first two (2) years following the date of this Agreement and (B) after giving effect to the incurrence of such indebtedness, the aggregate indebtedness of the Company and the Subsidiaries (including any indebtedness described in clause (y)) does not exceed 33  1/3% of the Fair Market Value of the Properties owned by the Company and the Subsidiaries (in the aggregate and after giving effect to the proposed acquisition of any Properties by the Company in connection with incurring such indebtedness), provided that any indebtedness incurred under this clause (z) shall be structured in such a way that, upon any default thereon, the lender must pursue remedies against any Properties then owned by the Company before pursuing any remedies against any other assets of the Company;

(iv) causing or permitting the Company or any Subsidiary to grant any lien, mortgage, pledge or hypothecate Company or any Subsidiary assets to secure any indebtedness for borrowed money of the Company or Subsidiary or prepaying any indebtedness of the Company or Subsidiary, except for any lien or mortgage granted to secure any indebtedness permitted by Section 9.11(iii)(z);

(v) lending of money (other than the Plum Creek Loan) or guaranteeing the debt or other obligations of the Company or any other person or entity;

(vi) merger or consolidation with, or acquisition of, any equity interest in, any corporation, limited liability company, partnership, association or other business organization;

(vii) the filing of a petition under the Bankruptcy Code by the Company or consenting to any involuntary filing against the Company under the Bankruptcy Code or taking any other action which would effect a Company Bankruptcy;

(viii) liquidation of the Company or of any Member’s Interest therein (other than in accordance with this Agreement);

(ix) formation or acquisition of Subsidiaries of the Company;

(x) entering into, amending or modifying material agreements (including any material amendment or modification of the Property Management Agreement or the Timber Sale Agreement) or incurring any material liabilities not contemplated in this Agreement and not in the ordinary course of business;

Exhibit A

[Form of LLC Agreement]

(xi) the commencement of any litigation by the Company or the settlement of any litigation not fully covered by insurance in effect for the Company against the Company or any Person for which the Company is liable for indemnification involving a claim or settlement, as the case may be, of $250,000 or more in the aggregate with respect to all such claims or settlements (excluding any litigation to the extent it constitutes the ordinary course eviction or collection action against any tenant or contractor in connection with any Property);

(xii) engagement of any Affiliates for the provision of services to the Company unless the fees associated with such engagement are on competitive terms and are at competitive rates commensurate with what would be paid to a comparably qualified unaffiliated third party providing comparable services in the geographical area in which the subject Property is located or the services are rendered;

(xiii) the making or revoking of any tax election or decision affecting the tax treatment of any Member in connection with its participation in the Company or any Subsidiary, including, but not limited to, (i) the changing of the Company’s or any Subsidiary’s fiscal year, (ii) changing the “tax matters partner” or the obligations thereof, or (iii) making an election to classify the Company or any Subsidiary as an association taxable as a corporation;

(xiv) use of the “Plum Creek” name on any document or press release to be issued by the Company or TCG Member and disseminated beyond the Members and their counsel and other consultants and advisors;

(xv) issuance or approval of any media or public affairs communications, except for communications issued in accordance with Section 17.17, routine communications made in the ordinary course of business at a local or community level and any “no comment” statements issued in response to media inquiries. For clarity, routine communications not requiring consent shall not include (A) any communications made to or by any publication with a national or international distribution, including any internet-based publication, or (B) any communication that in the reasonable judgment of the Company could cause a violation of any disclosure rules to which any Affiliate of PC Member is subject;

(xvi) any amendment or modifications to this Agreement;

(xvii) any act in contravention of this Agreement; and/or

(xviii) entering into any agreement or understanding with respect to any of the foregoing.

Exhibit A

[Form of LLC Agreement]

9.12	Merger of Subsidiary LLC; Plum Creek Loan.

(a) Immediately upon receipt by the Company of the PC Member Contribution and the TCG Member Contribution, the Company shall:

(i) cause the merger of the Subsidiary LLC with and into the Company, with the Company to be the surviving entity (the Manager shall effectuate such merger by filing a Certificate of Merger in substantially the form attached hereto as Exhibit H); and

(ii) make the Plum Creek Loan.

9.13	PC Member Termination Right.

(a) Termination. PC Member shall appoint one individual and TCG Member shall appoint up to four (4) individuals to a committee, formed as of the date of this Agreement, for the purposes of determining, pursuant to the terms hereof, if an Event of Default (as defined below) by Manager has occurred hereunder (the “Manager Review Committee”). The initial PC Member appointee to the Manager Review Committee shall be [            ] and the initial TCG Member appointees to the Manager Review Committee shall be [            ] and [            ]. PC Member and TCG Member may each remove their respective appointee(s) from the Manager Review Committee and appoint a replacement member in their discretion upon written notice to the other Member and the other individuals on the Manager Review Committee from time to time. In the case of TCG Member, if, at any time, TCG Member has less than four (4) individuals appointed to the Manager Review Committee, TCG Member may appoint additional members to fill its vacant positions on the Manager Review Committee (up to said four (4) members, the aggregate) in its discretion upon written notice to PC Member; provided, however, that notwithstanding how many members of the Manager Review Committee TCG Member has appointed, all of the TCG Member’s members of the Manager Review Committee shall at all times have an aggregate of two (2) votes on the Manager Review Committee and PC Member’s member of the Manager Review Committee shall at all times have one (1) vote on the Manager Review Committee. If any member of the Manager Review Committee believes an Event of Default shall have occurred then it shall provide written notice (which may be by email) to the other individuals serving on the Manager Review Committee of such Event of Default and call for a meeting (which may be telephonic) to be held not less than five (5) Business Days after delivery of such notice (provided that such period may be shorter in the event of an emergency) to the Manager Review Committee to determine whether an Event of Default has occurred and whether the Manager should be removed and replaced. Two (2) out of the total of three (3) votes of the Manager Review Committee shall be required to declare an Event of Default; provided that any individual serving on the Manager Review Committee that does not attend or designate a proxy to attend the meeting shall be deemed to consent to declaring the Event of Default. Notwithstanding anything in this Agreement to the contrary, in the event of the replacement of the terminated Manager as the Manager hereunder by the Manager Review Committee, the terminated Manager shall no longer possess any of the rights or duties of the Manager (including, without limitation, the rights conferred by Section 9.1) and such rights and duties shall be then deemed transferred to such other party designated as the successor Manager by the Manager Review Committee. If the Manager is terminated and replaced, any agreements entered into by Company and its Subsidiaries and the terminated Manager or its Affiliates for services to the Company or its Subsidiaries shall automatically be terminated.

Exhibit A

[Form of LLC Agreement]

(b) Event of Default. For the purposes of this Section 9.13, an “Event of Default” shall refer to an event (other than a failure to contribute capital to the Company) which has been determined by the Manager Review Committee to constitute one or more of the following:

(i) any fraud, gross negligence, material misrepresentation, material misstatement of financial information or reporting, misapplication of material funds and/or willful misconduct by Manager;

(ii) Manager intentionally causing or facilitating damage or destruction of any material portion of the Properties (other than usual and customary harvesting activity or reasonable operational activities such as actions taken to suppress fires, floods or erosion or otherwise protect, or obtain access to, portions of the Properties in accordance with accepted industry standards);

(iii) the failure to perform material obligations under this Agreement (including, but not limited to, failure to maintain insurance as required pursuant to the terms of this Agreement and/or failure to own, manage and operate the Properties in accordance with reasonable management practices, but excluding any failure to fund future capital contributions the remedies for which will be as described in Section 6.2(d) above);

(iv) a voluntary Bankruptcy filing or an involuntary Bankruptcy filing with respect to TCG Member or the Company (if caused without obtaining the consent of PC Member) that is not vacated within 60 days;

(v) any Transfer or pledge of any Interests in the Company or any transfer of assets of the Company (including any or all of the Properties) in contravention of the terms of this Agreement; and/or

(vi) any intentional breach of the material terms of this Agreement which constitutes or rises to the level of a breach of fiduciary duty to the Company by TCG Member or the Manager.

(c) Notice and Opportunity to Cure. No event or action specified in Section 9.13(b) (other than fraud, gross negligence, material misrepresentation, any intentional and material misstatement of financial information or reporting and/or willful misconduct by Manager) shall constitute an Event of Default unless the Manager Review Committee has provided the Manager with notice of such event or action and Manager has failed to cure such event or action within thirty (30) calendar days after such notice. If any such event or action was taken by, or relates to, an employee or independent contractor of the Manager or any Affiliate thereof, such event or action will be deemed to have been cured if (1) such employee or independent contractor has been removed or has resigned from all positions held with the Manager or its Affiliates that involve or relate to the business of the Company, (2) the financial consequences of such action have been cured to the reasonable satisfaction of the Company, and (3) the employee or independent contractor who has been removed or has resigned shall have been replaced, to the extent necessary to enable the Manager to continue to perform all material functions contemplated by this Agreement.

Exhibit A

[Form of LLC Agreement]

9.14	Employees.

All persons employed by Manager in connection with the services to be rendered by the Manager shall be employees or independent contractors of Manager or an Affiliate thereof, and shall not be the employees or agents of the Company. Manager shall be solely responsible for the salaries of its employees and any employee benefits, including, without limitation, wages, worker’s compensation benefits, employment and social security taxes and fringe benefits, to which Manager’s employees or agents may claim to be entitled. Manager shall, with respect to all persons employed by Manager, fully comply with all applicable laws and regulations having to do with worker’s compensation, social security, unemployment insurance, hours of labor, wages, working conditions, and other employer-employee related subjects. Manager represents that it is and will continue to be an equal opportunity employer.

9.15	Compliance.

The Company shall at all times exercise commercially reasonable diligent efforts to ensure that all activities with respect to each Property shall be conducted in material compliance with all applicable laws and regulations. The Company shall use commercially reasonable efforts to maintain in good standing during the term of this Agreement any and all material licenses required to perform its obligations under this Agreement and shall exercise commercially reasonable diligent efforts to ensure that any third parties providing services or supplies for Company maintain all such licenses required for the lawful operation of the Properties.

9.16	Insurance.

(a) The Company shall arrange an insurance program for the maintenance of property, liability and other insurance with respect to Company and the Properties, all with coverages and limits equal to the insurance requirements set forth in Exhibit E. With PC Member’s approval, which shall not be unreasonably withheld, any such insurance may be blanketed with other insurance carried by or on behalf of Manager or any Affiliate (provided that such insurance does not cost more than coverage that is otherwise obtainable utilizing an insurance company with the same A.M. Best’s ratings as the carrier that would have been utilized under such blanket program and that is otherwise reasonably acceptable to Company’s risk management advisors), in which case a pro rata share of the premiums, as reasonably determined on a non-discriminatory basis by Company, shall be allocated to the Properties.

(b) It is acknowledged and agreed that the Company shall purchase and maintain a liability insurance policy (at the expense of the Company) in an amount of not less than $10 million with customary limits and deductibles covering the Company, the Members, the Manager and their respective equityholders, directors, officers, employees, and agents acting on behalf of the Company (each an “Insured Party”) against any claims, damages or liability that may be asserted against or expense that may be incurred by such Insured Party in connection with the action or inaction of the Company or activities relating to the Company or the Properties,

Exhibit A

[Form of LLC Agreement]

regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement. Any Insured Party entitled to damages or indemnification from the Company hereunder shall first seek recovery under the above-described insurance policy; provided, however that after any available recovery is exhausted under said insurance policy the applicable Insured Party may proceed to seek recovery of the remaining damages or indemnification from the Company. Upon request of any Member, the Company shall provide such Member with an appropriate certificate or other evidence of the above-described insurance.

9.17	Fair Market Value.

(a) The “Fair Market Value” of any asset of the Company or any Subsidiary shall be determined as follows:

(A) The Members shall endeavor to agree upon Fair Market Value. If the Members cannot so agree within thirty (30) days after a request for determination from either Member, within ten (10) days after the expiration of such 30-day period, each Member (A) shall set forth in writing such Member’s determination of Fair Market Value and (B) shall designate, by notice given to the other, a Qualified Appraiser for determination of Fair Market Value. If the Members’ separate valuations vary by five percent (5%) or less of the higher valuation, Fair Market Value shall be the average of the separate Member-determined values. If the values vary by more than five percent (5%) of the higher valuation, within thirty (30) days after the close of the 10-day period, each such Qualified Appraiser shall submit to the Members their respective determined valuation.

(B) If either Member fails to express its determination of Fair Market Value or designate a Qualified Appraiser within the 10-day period described above or in the event that a Qualified Appraiser designated by a Member fails to submit its valuation within the required 30-day period, and if any such failure continues for ten (10) days after notice of such failure from the other Member, such failure shall be deemed for all purposes to constitute acceptance of the valuation expressed by the Member complying with each of such procedural requirements.

(C) If the two Qualified Appraisers are appointed and deliver reports in timely fashion and if the two valuations set forth vary by five percent (5%) or less of the higher valuation, Fair Market Value shall be the average of the two values determined.

(D) If the valuations set forth in the two reports vary by more than five percent (5%) of the greater value, the two Qualified Appraisers shall select a third Qualified Appraiser within seven days after delivery of such two reports to the Members. If the two Qualified Appraisers are unable to agree upon the appointment of a third within the required seven-day period, either Member may, upon written notice to the other, request that such appointment be made by any judge sitting for a federal court of competent jurisdiction in the State of Oregon.

Exhibit A

[Form of LLC Agreement]

(E) In the event that all three of the Qualified Appraisers cannot agree upon the valuation within 10 days following the selection of the third Qualified Appraiser (which agreed value shall in no event be higher than the higher of the two previously submitted nor lower than the lower of such previous valuations), the third Qualified Appraiser shall, within twenty-five (25) days thereafter, submit a valuation to the other two Qualified Appraisers and to the Members in writing, and the Fair Market Value shall be the average of the two numerically closest values (or, if the values are equidistant, the average of all three values) determined by the three Qualified Appraisers.

(F) In the event that any Qualified Appraiser appointed hereunder resigns, refuses or is unable to perform his or her obligation hereunder for reasons unrelated to the acts or omissions of the appointing Member, then the Member or Members appointing such Qualified Appraiser shall have the right unilaterally to appoint a substitute Qualified Appraiser and the deadline for the production of such Qualified Appraiser’s appraisal shall be subject to an extension of not more than 30 days.

(G) In connection with any valuation process, the Members and the Company will provide the Qualified Appraisers full access during normal business hours to examine all pertinent books, records and files, agreements, leases and other operating agreements. The fees and expenses of the Qualified Appraisers shall be borne by the Company.

ARTICLE X

TRANSFER OF INTERESTS IN THE COMPANY; RESTRICTIONS ON TRANSFER

10.1	Transfer of Company Interests.

Subject to Section 10.8, neither Member shall be entitled to Transfer, directly or indirectly, all or any portion of its Company Interest or its equitable right to the profits or capital of the Company, without the prior written consent of the other Member, which consent may be given or withheld in the sole discretion of the other Member. A Transfer by TCG Member not otherwise permitted by this Agreement or consented to by PC Member shall be deemed an Event of Default which is subject to the remedies specified in Section 9.13.

10.2	Invalid Transfers.

No Transfer of a Company Interest or any part thereof made in violation of this Article X shall be valid or effective, and the Company shall not recognize the same for the purposes of making payment of profits, income, return of capital contributions or other distributions with respect to such Company Interest, or part thereof. The Company may enforce the provisions of this Article X either directly or indirectly or through its agents by entering an appropriate

Exhibit A

[Form of LLC Agreement]

stop-transfer order on its books or otherwise refusing to register or transfer or permit the registration or transfer on its books of any proposed Transfers not in accordance with this Article X. In addition to other rights and remedies at law and in equity, the other Member or Members shall be entitled to injunctive relief enjoining the prohibited Transfer. The Members expressly acknowledge that damages at law would be an inadequate remedy for a breach or threatened breach of the provisions concerning Transfer set forth in this Agreement. The giving of consent or approval by the Members required under this Article X shall be a matter within the Members’ discretion and the giving of such consent or approval in any one or more instances shall not limit or waive the need for such consent or approval in any other or subsequent instances. Notwithstanding anything in this Article X or this Agreement to the contrary without the prior approval of the other Members, no Member shall have the right to effect any Transfer of its Interest in the Company if such Transfer would (i) cause the Company to terminate under applicable law, (ii) prevent the Company from being classified as a partnership for federal income tax purposes, (iii) in the opinion of legal counsel for the Company, require the Company to register under any state or federal securities laws or (iv) in the opinion of legal counsel for the Company, constitute a violation of any state or federal securities laws.

10.3	Manager.

In no event shall the Manager resign as the Manager of the Company without the prior written consent of PC Member to the party that will succeed as Manager following such resignation; provided that the consent of PC Member shall not be required if any Affiliate of the Manager will succeed as Manager following such resignation.

10.4	Withdrawal.

No Member may resign or withdraw from the Company without the prior written consent of the other Member; provided that nothing in this Section 10.4 shall limit the rights of the Members to require a redemption of TCG Member’s Common Interests in accordance with Section 9.8.

10.5	Substituted Members.

Notwithstanding any other provision of this Article X to the contrary, the transferee of the whole or any portion of a Member’s Company Interest shall not have the right to become a substituted Member in place of his or its transferor unless, in addition to the satisfaction of all other applicable requirements of this Article X, (a) the written consent of the other Member to such substitution has been obtained, which consent, in the Member’s absolute discretion, may be withheld; (b) the transferor and the transferee execute an instrument of assignment in form and substance satisfactory to the other Member; (c) the transferee executes a copy of this Agreement and the transferor and the transferee named therein execute and acknowledge such other instrument or instruments as the other Member deems necessary or desirable to effect such admission; and (d) the transferor and transferee pay all costs and fees incurred by the Company to effect the transfer and substitution. The Company, the Manager, each Member, and any other Person or Persons having business with the Company need deal only with the Members who are admitted as Members or as substituted Members of the Company, and they shall not be required

Exhibit A

[Form of LLC Agreement]

to deal with any other Person by reason of an assignment by a Member or by a holder of an interest in a Member except as otherwise provided in this Agreement. In the absence of the substitution (as provided in this Section 10.5) of a transferee as a Member, any payment to the transferor Member shall acquit the Company and the other Member of all liability to any other Person who may be interested in such payment by reason of an assignment by such Member or by a holder of an interest in such Member.

10.6	Admission of New Members.

Additional Persons may be admitted from time to time on such terms and conditions agreed to by all of the existing Members in their sole discretion; provided, however, that no Person shall be admitted as a Member unless and until he, she or it executes a copy of this Agreement and any other instruments or agreements that either Member deems necessary or desirable to effect such admission. The requirements of this Section 10.6 shall not apply to the admission of a transferee of all or a portion of an existing Member’s Interest in the Company, which shall be governed solely by the provisions of Section 10.5.

10.7	Corporation Status & Securities or Secondary Markets.

Notwithstanding anything to the contrary in this Agreement, no Transfer by a Member of its Interest in the Company (or any economic or other interest, right or attribute therein) may be made to any Person if (a) in the opinion of legal counsel for the Company, it would result in the Company being treated as an association taxable as a corporation, or (b) such transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code. Notwithstanding anything to the contrary in this Agreement, (x) no Interests in the Company shall be issued in a transaction that is (or transactions that are) registered or required to be registered under the Securities Act of 1933, as amended (the “Securities Act”), and to the extent such Interests were not required to be registered under the Securities Act by reason of Regulation S (17 CFR 230.901 through 230.904) or any successor thereto, such issuances would not have been required to be registered under the Securities Act if the Interests so offered or sold had been offered and sold within the United States, (y) any admission (or purported admission) of a member and any Transfer or assignment (or purported transfer or assignment) of all or part of a Member’s Interest (or any interest or right or attribute therein) in the Company, whether to another Member or to a third party, shall not be effective, and any such Transfer or assignment (or purported transfer or assignment) shall be void ab initio, and no Person shall otherwise become a member if (A) at the time of such Transfer or assignment (or purported transfer or assignment) any Interest in the Company (or economic interest therein) is traded on an established securities market or readily tradeable on a secondary market or the substantial equivalent thereof or (B) after such Transfer or assignment (or purported transfer or assignment) the Company would have 100 members or more. For purposes of clause (A) of the preceding sentence and clause (b) above, an established securities market is a national securities exchange that is either registered under Section 6 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or exempt from registration because of the limited volume of transactions, a foreign securities exchange that, under the law of the jurisdiction where it is organized, satisfies regulatory requirements that are analogous to the regulatory requirements of the Exchange Act, a regional or local exchange, or an interdealer

Exhibit A

[Form of LLC Agreement]

quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers by electronic means or otherwise. For purposes of such clause (A) and clause (b) above, Interests in the Company (or interests therein) are readily tradeable on a secondary market or the substantial equivalent thereof if (i) Interests in the Company (or interests therein) are regularly quoted by any Person, such as a broker or dealer, making a market in the interests; (ii) any Person regularly makes available to the public (including customers or subscribers) bid or offer quotes with respect to Interests in the Company (or interests therein) and stands ready to effect buy or sell transactions at the quoted prices for itself or on behalf of others; (iii) the holder of an Interest in the Company has a readily available, regular, and ongoing opportunity to sell or exchange such Interest (or interests therein) through a public means of obtaining or providing information of offers to buy, sell, or exchange such Interests; or (iv) prospective buyers and sellers otherwise have the opportunity to buy, sell, or exchange Interests in the Company (or interests therein) in a time frame and with the regularity and continuity that is comparable to that described in clauses (i), (ii) and (iii) of this sentence. For purposes of determining whether the Company will have more than 100 members, each Person indirectly owning an Interest in the Company through a partnership (including any entity treated as a partnership for federal income tax purposes), a grantor trust or an S corporation (each such entity a “flow-through entity”) shall be treated as a member unless the Manager determines that less than substantially all of the value of the beneficial owner’s interest in the flow-through entity is attributable to the flow-through entity’s interest (direct or indirect) in the Company.

10.8	Permitted Transfers.

(a) Subject to the limitation set forth in Section 10.7, the following Transfers of Company Interests by a Member are permitted Transfers and shall not require the consent of the other Member:

(i) A Member may Transfer all or any portion of its Company Interests to an Affiliate, in which case the transferee shall be admitted as a substituted Member upon satisfaction of the conditions set forth in Section 10.5. The transferring Member shall promptly notify the other Member of any such Transfer.

(ii) TCG Member may Transfer all or any portion of its Company Interests to an Affiliate or any partnership, disregarded entity or REIT sponsored by such Affiliate or The Campbell Group, LLC (“TCG”); provided that such Affiliate or any partnership, disregarded entity or REIT sponsored by such Affiliate or TCG shall be under common Control with TCG Member, in which case the transferee shall be admitted as a substituted Member upon satisfaction of the conditions set forth in Sections 10.5(c) and 10.5(d). TCG Member shall promptly notify PC Member of any such Transfer.

(iii) A Member may pledge or hypothecate all or any portion of its Company Interest as security for any borrowing or other financing by such Member from an Institutional Lender; provided, that if the creditor holding such security interest enforces it and becomes a substituted member of the Company in accordance with this Agreement and applicable law, such substituted member shall have voting, consent or approval rights under this Agreement only to the extent consistent with its status as a creditor of the Company. The pledging Member shall promptly notify the other Member of any such pledge or hypothecation.

Exhibit A

[Form of LLC Agreement]

(iv) A Person owning an interest in a Member may transfer all or any portion of its interest in such Member, or a Member may Transfer all or any portion of its Company Interest, to an Institutional Investor. A Person owning an interest in TCG Member may transfer all or any portion of its interest in TCG Member to an Affiliate or any partnership, disregarded entity or REIT sponsored by such Affiliate or TCG. The transferor under this Section 10.8(a)(iv) of any interest in (i) the Company to any transferee or (ii) a Member to any transferee other than an Institutional Investor shall promptly notify the other Member of any such transfer.

ARTICLE XI

RECORDS, ACCOUNTING, BANK ACCOUNTS

AND REPORTS

11.1	Books and Records.

The Company, in consultation with PC Member, shall keep or cause to be kept complete and accurate books of account and records which shall reflect all transactions and other matters and include all documents and other materials with respect to the Company business as are usually entered and maintained by Persons engaged in similar businesses, utilizing standard accounting consistently applied. Such books of account shall be kept on the accrual basis consistent with generally accepted accounting principles consistently applied. The Company, in consultation with PC Member, shall establish commercially reasonable procedures designed to ensure that all deeds, leases, contracts, title matters, surveys and other documentation, records and financial information relating to the ownership, maintenance, harvesting and sale of the Properties are maintained in safekeeping and organized and accessible to the Members. Each Member and its duly authorized representatives shall have the right to examine the Company books, records and documents at all reasonable times, and copies of Company books, records and documents shall be furnished to any Member, at such Member’s costs, upon reasonable request therefor.

11.2	Reports.

(a) The Company, in consultation with PC Member, shall, at the cost of the Company, cause to be prepared and shall deliver to the Members:

(i) after the end of each quarter of each fiscal year, certified by the Company (1) to actual knowledge, as to completeness and (2) as to preparation in accordance with generally accepted accounting principles:

(A) within 30 calendar days after the end of each quarter, unaudited quarterly financial statements, including a balance sheet for the Company as of the end of such quarter, income statement and statement of cash flows for the quarter as of the most recent balance sheet date and statements of operations

Exhibit A

[Form of LLC Agreement]

(including calculations of Cash Flow and Capital Proceeds and fees, reimbursements to Manager and its Affiliates, and actual to budget variances) for the Company for such quarter and for that part of the fiscal year ending at the end of such quarter, each prepared on an accrual basis in accordance with generally accepted accounting principles on the same basis as the annual financial statements are prepared;

(B) within 45 calendar days after the end of each quarter, a report of any significant Company and Property-by-Property activities, including significant harvesting activities, during such quarter; indicating any variances with the harvesting requirements and limitations in the then current approved Company Strategic Plan;

(ii) within 45 calendar days after the end of each fiscal year, certified by the Company:

(A) draft financial statements, without footnotes, reflecting any known audit adjustments;

(iii) within 75 calendar days after the end of each fiscal year, prepared by a “Big Four” accounting firm or another accounting firm approved by PC Member:

(A) complete audited annual financial statements, including footnotes, for the Company, including a balance sheet of the Company as of the end of such year, and an income statement and statement of cash flows for the year then ended;

(B) all such annual financial statements (1) shall set forth in comparative form the figures for the preceding year, (2) shall be in reasonable detail and in a form approved by PC Member, which approval shall not be unreasonably withheld, and (3) as to the Company financial statements, shall be accompanied by an audit opinion thereon of the Company’s accountants to the effect that such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied (except for changes in application specified in such opinion and in which the Company’s accountants concur) and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards and accordingly included such tests of the accounting records, internal controls and such other auditing procedures as were considered necessary in the circumstances; and

(C) to the extent the audited financial statements are required to be included in PC Member’s annual report on Form 10-K filed with the Securities and Exchange Commission, (1) the financial statements shall be prepared in accordance with SEC Regulation S-X and (2) the auditor’s opinion shall not be limited in its distribution and the auditor shall consent to the inclusion of its opinion on the above mentioned financial statements in PC Member’s annual report on Form 10-K;

Exhibit A

[Form of LLC Agreement]

(iv) within 30 days after the end of every month:

(A) income statements including harvest volumes, product selling prices, log and haul costs, operating expenses and capital expenditures;

(v) promptly after receipt thereof, one copy of each management letter or other report submitted to the Company by the Company’s accountants in connection with any annual, interim or special audit made by them of the books of the Company;

(vi) after the end of each fiscal year, a copy of the Company’s federal and state income tax returns and reports for such year, with Schedule K-1 attached to the federal and state returns, prepared by the Company’s accountants and subject to the consent of PC Member, which approval shall not be unreasonably withheld, conditioned or delayed, such returns to be delivered within 90 days after the end of such year;

(vii) such other reports or information as any Member shall from time to time reasonably request in connection with the Company’s ownership, operation or management of the Properties, including, without limitation, any reports required by PC Member to satisfy federal securities laws, REIT compliance requirements or other tax or accounting reporting requirements applicable to such Member and its Affiliates; and

(viii) within 75 calendar days after the end of each fiscal year statements of operations of the Company for such year indicating variances from the harvesting requirements and limitations in the then current approved Company Strategic Plan for such period, a statement of Cash Flow, Capital Proceeds and fees and reimbursements to Manager or any Affiliate of Manager for the Company for such year and a statement showing distributions to the Members and allocations to the Members of Company taxable income, gains, losses, deductions, credits and items of tax preference;

(ix) in connection with the requirement of PC Member and its Affiliates to include audited summarized financial information of the Company in its annual filing on Form 10-K in accordance with SEC reg. 210.4-08(g), the Company shall provide timely access to its auditors to the extent required by PC Member’s auditors in order for PC Member’s auditors to perform audit procedures on the audited summarized financial information of the Company.

(b) Each quarterly or annual report furnished to the Members hereunder shall also state whether any default exists with respect to any material obligation of the Company or whether any material litigation is pending against the Company or any Property. The Company shall promptly notify PC Member of the occurrence of any event known to the Company (which includes any event known to the Manager) which if not cured or resolved would reasonably likely be required to be described in the next quarterly or annual report to be furnished hereunder.

(c) The Company’s accountants and auditors initially shall be KPMG.

Exhibit A

[Form of LLC Agreement]

(d) All third party audit and tax preparation costs shall be costs of the Company.

(e) Provided that the Company and TCG Member comply with Section 6.2(f), no Person other than PC Member or its beneficial owners shall be liable for any Taxes imposed on or incurred by the Company, PC Member or its beneficial owners in connection with any contribution to the Company of the Subsidiary LLC Interests.

11.3	Bank Accounts.

All funds of the Company shall be held in time or demand deposit accounts, as reasonably approved by the Members, established at one or more banks or trust companies which are organized and existing under the laws of the United States or of any state thereof and which, with respect to deposit accounts under $100,000 (acknowledging that Company accounts may from time to time exceed such limit), have the benefit of insurance by the Federal Deposit Insurance Corporation. Such accounts shall be interest-bearing to the extent practicable. The Company shall designate individuals to make deposits of Company funds in such accounts and to make withdrawals by signature, facsimile or otherwise, of such funds for Company costs and expenses. Cash management investments by Company shall be made solely with Permitted Investments.

11.4	Fiscal Year.

The fiscal year of the Company for both reporting and federal income tax purposes shall begin with the first day of January and end on the thirty-first day of December in each calendar year, except that the first fiscal year shall instead commence upon the Company’s formation and that the final fiscal year shall end when the Company is terminated in accordance with this Agreement.

ARTICLE XII

TERM

The term of the Company shall commence on the date and year first above written and shall continue until terminated in accordance with this Agreement.

ARTICLE XIII

LEGAL TITLE TO COMPANY PROPERTY

A Member’s interest in the Company shall constitute personal property for all purposes. Legal title to all property now owned or acquired by the Company after the date of this Agreement shall be taken and held in the name of the Company and no Member, individually, shall have any ownership interest in such property. Each Member on its own behalf and on behalf of its successors, assigns and legal representatives, hereby expressly waives any rights it might otherwise have for a partition of the Company’s assets, including the Properties.

Exhibit A

[Form of LLC Agreement]

ARTICLE XIV

DISSOLUTION AND LIQUIDATION

14.1	Dissolution.

The Company shall dissolve upon the expiration of the term of the Company or upon the earlier occurrence of any of the following events:

(a)	the sale of all or substantially all of the assets of the Company;

(b)	the affirmative vote of all the Members to terminate the Company;

(c)	six (6) months following the Bankruptcy of a Member; or

(d)	as otherwise required by the terms of this Agreement.

14.2	Liquidation.

Upon the dissolution of the Company, Manager, the Members (excluding any Member causing such dissolution), or the Person otherwise required by law to wind up the Company’s affairs, shall, as soon as practicable, wind up the affairs of the Company and sell and/or distribute the assets of the Company in accordance with this Section 14.2. The Capital Accounts of the Members shall be adjusted to reflect the Fair Market Value of the Company’s assets at the time of the liquidation in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) and shall be further adjusted for the Net Income or Net Loss of the Company, any Plum Creek Loan Gain or Loss and any Plum Creek Loan Collateral Gain or Loss for the fiscal year ending on the date of the liquidating distribution of the Company’s assets. After all restatements and adjustments to Capital Accounts have been made, and the payment of any debts and liabilities of the Company have been made, the Company shall distribute the Company’s assets to the Members in accordance with positive Capital Account balances.

14.3	Termination.

The Company shall terminate when all assets of the Company have been sold and/or distributed and all affairs of the Company have been wound up. Upon the occurrence of any event which would occasion a termination of the Company under the Act, but which does not effect a termination pursuant to the express provisions of this Agreement, the remaining Member or Members may elect to continue the business of the Company given within 30 days following such terminating event.

Exhibit A

[Form of LLC Agreement]

ARTICLE XV

LIABILITY AND INDEMNIFICATION

15.1	No Liability.

No Member shall be personally liable to any other Member for the return of the capital contributions of such Member, or any portion thereof, it being expressly understood that any such return shall be made solely from Company assets. No Member shall be liable for any debts, liabilities, contracts or other obligations of the Company nor shall any Member be required to lend funds to the Company. Except as otherwise specifically required by Section 6.2 or in the Act, no Member shall be required to make any further capital contributions to the Company.

15.2	Liability for Actions or Omissions.

The performance of any act or the omission of any act by any Member or the Manager, in the good faith belief that it was acting within the scope of its authority under this Agreement on behalf of the Company or in furtherance of the Company’s interests, shall not subject such Member or Manager to any liability to the Company or to the other Member (or in the case of the Manager, the Members); provided, however, that the foregoing shall not relieve any Member or the Manager of liability for fraud, gross negligence or willful misconduct.

15.3	Indemnification by Company.

(a) The Company shall and hereby does indemnify and save harmless each Member and the Manager from and against any claim, loss, expense, liability, action or demand incurred by such Member or Manager in respect of any omission to act or of any act performed by such Member or Manager, in the good faith belief that it was acting or refraining from acting within the scope of its authority under this Agreement on behalf of the Company or in furtherance of the Company’s interests, including reasonable fees and expenses of litigation and appeal (including reasonable fees and expenses of attorneys engaged by such Member or Manager in defense of such act or omission); provided, however, that the foregoing indemnity shall be limited to the assets of the Company and shall not be recourse to any of the Members.

(b) None of the Members nor the Manager shall be entitled to any indemnity for any loss sustained or fees or expenses incurred by such Member or Manager by reason of the fraud, gross negligence or willful misconduct of such Member or Manager or its respective affiliate.

Exhibit A

[Form of LLC Agreement]

ARTICLE XVI

[RESERVED]

ARTICLE XVII

MISCELLANEOUS

17.1	Notices.

All notices to be given hereunder to any Member or the Manager shall be in writing and shall be sent to the address of such Member or Manager as set forth in Exhibit A hereto. Any Member or the Manager may change the address to which notices to it shall be sent by giving the Company written notice of the new address. Any notice to be given hereunder shall be effective (a) if given by facsimile, at the time such facsimile is transmitted and the appropriate confirmation is received (or, if such time is not during a business day, at the beginning of the next business day), (b) if given by mail, three business days (or, if to an address outside the United States, seven calendar days) after such communication is deposited in the mails with first-class postage prepaid, (c) if sent by express mail or overnight delivery or courier service, one business day after such communication is sent, postage prepaid or (d) if given by any other means, when delivered at the address specified pursuant to this Section 17.1. Any such notice may at any time be waived by the Person entitled to receive such notice.

17.2	Captions.

Article, Section and other captions contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

17.3	Severability.

Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

17.4	Meetings and Means of Voting.

Meetings of the Members may be called by any Member at any time, and shall be held at the principal place of business of the Company or at such location as the Members may otherwise agree to. The call for a meeting shall state the nature of the business to be transacted. Notice of any such meeting shall be delivered to all Members in the manner prescribed in Section 17.1 not less than five (5) Business Days nor more than fifty (50) days prior to the date of such meeting, provided that any Member may waive notice of a meeting. In conducting a meeting, the Members may utilize any form of communication permitted by the Act.

Exhibit A

[Form of LLC Agreement]

17.5	Governing Law.

This Agreement and the rights of the Members shall be governed by and construed or enforced in accordance with the laws of the State of Delaware, and the Act as in effect shall govern and supersede any provision of this Agreement which would otherwise be in violation of such Act.

17.6	Counterpart Execution.

This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one Agreement.

17.7	Parties in Interest.

Each and every covenant, term, provision and agreement herein contained shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors and permitted assigns. Except as otherwise expressly set forth in any provision of this Agreement, nothing in this Agreement is intended or shall be construed to give any Person, other than the parties to the Agreement, any legal or equitable right, remedy, claim under or with respect to this Agreement or any provision of this Agreement.

17.8	Amendment.

Except for adjustments made to the Percentage Interest of any Member pursuant to Section 6.2(d)(A), this Agreement may be modified, amended or supplemented only upon the written consent of all Members. Whenever in this Agreement it is provided that it shall be necessary for one Member to have another Member’s consent or approval to any action, such consent or approval must be received in writing.

17.9	Integrated Agreement.

This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no agreements, understandings, restrictions, representations or warranties among the parties other than those set forth herein or herein provided for.

17.10	Terminology.

As used in this Agreement, the singular number shall include the plural, and vice versa. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Terms such as “herein”, “hereby”, “hereunder” and “hereof”, unless the context otherwise requires, refer to this Agreement as a whole and not the Articles, Sections or other subdivision where the terms appear.

Exhibit A

[Form of LLC Agreement]

17.11	Members Not Named.

Unless named in this Agreement, or unless admitted to the Company as a substituted member, as provided in this Agreement, no Person shall be considered a member of the Company. The Company and Manager need deal only with Persons so named or admitted as members of the Company; provided, however, that any distribution by the Company to the Person shown on the Company records as a member or his legal representative, shall relieve the Company of all liability to any other Person who may be interested in such distribution by reason of any other assignment by a Member or by reason of his death, bankruptcy, incompetency, or for any other reason.

17.12	Relationship of Members.

Except as provided herein, nothing herein contained shall be construed to constitute any member hereof the agent of any other member hereof or to limit in any manner any member in the carrying on of their own respective businesses or activities.

17.13	Waivers.

(a) No consent or waiver, express or implied, by any party hereto of any breach or default by any other party hereto in the performance of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such party of the same or any other obligations of such party hereunder. Failure on the part of any party to complain of any act or failure to act of another party or to declare another party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder.

(b) In the event that any dispute is brought before any court of competent jurisdiction for resolution of any dispute, each of the parties hereto fully and freely waives trial by jury. Any such action shall be tried by a judge as the finder of fact.

(c) Each Member does hereby agree to and does hereby irrevocably waive for the duration of this Agreement any right or power any such Member might have (i) to cause the Company or any of its assets to be partitioned, (ii) to cause the appointment of a receiver for assets of the Company, (iii) to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law, or (iv) to file a complaint or to institute any proceeding at law or in equity to cause the termination or dissolution of the Company, except to enforce, compel, implement or effect any dissolution, termination or liquidation of the Company occurring or required to occur pursuant to Article XIV. Each Member hereby acknowledges and agrees that such member has been induced to enter into this Agreement in reliance upon the mutual waivers set forth in this Section 17.13, and that without such waivers, no member of the Company would have entered into this Agreement. No Member has any interest in specific Company property, and the interest of all Members in the Company are, for all purposes, personal property.

Exhibit A

[Form of LLC Agreement]

17.14	Exculpation of Members.

The Members agree that the obligations of each of them with respect to this Agreement shall not constitute personal obligations of theirs, respectively, and shall not create or involve any claim against, or personal liability on the part of, any Member’s respective members, partners (general or limited) or shareholders, and that the Members will look solely to the assets of such Member for satisfaction of any liability of such Member under or in respect of this Agreement and will not seek recourse against any member, partner (general or limited) or shareholder of such Member, or its or their personal assets, for such satisfaction.

17.15	Further Assurances.

Each Member hereby agrees to execute, acknowledge (if necessary) and deliver such other documents, instruments, agreements or certificates as may be required by law, or which may in the reasonable opinion of the Company be otherwise necessary or advisable to carry out the intents and purposes of this Agreement.

17.16	Attorneys Fees.

If any Member seeks to enforce such Member’s rights under this Agreement by legal proceedings or otherwise, the non-prevailing party shall pay the prevailing party’s costs and expenses, including without limitation, reasonable attorneys’ fees and costs and witness fees.

17.17	Confidentiality.

Each Member agrees that, except as otherwise set forth in this Agreement or provided by law or unless compelled by an order of a court, it shall keep the contents of this Agreement and any information related to the transactions contemplated hereby confidential (other than with respect to the parties’ attorneys, consultants, partners, accountants, lenders, advisors or rating agencies). Notwithstanding any other provision of this Agreement, to comply with Regulations Section 1.6011-4(b)(3)(i), each party (and any employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure of the transactions contemplated by this Agreement. For purposes of the two preceding sentences, tax treatment and tax structure shall not include (i) the name of, or any other identifying information regarding, the Company, PC Member, TCG Member, the Properties, or any investment or transaction entered into by the Company, and any information regarding the specific economic terms of the transactions contemplated by this Agreement and the Contribution Agreement, (ii) any performance information relating to the Properties or the Company, or (iii) any performance or other information relating to PC Member or TCG Member. Notwithstanding any provision of this Agreement to the contrary, either party may make such filings or disclosures as are required by state or federal law.

17.18	Brokers.

Other than Goldman, Sachs & Co. in the case of PC Member, the Members acknowledge that there are no brokers or financial advisors involved in the transactions contemplated in this Agreement, except as specifically approved by the Members in connection with an acquisitions

Exhibit A

[Form of LLC Agreement]

of a Property in which event any related fees will be capitalized by the Company and allocated across the Properties. The parties will indemnify each other for any loss, cost or damage resulting from a breach by such party of the representation contained in this Section 17.18.

17.19	Successors.

Subject to the provisions of Article X, the rights and obligations of the Members under this Agreement shall inure to the benefit of and bind their respective heirs, successors and assigns.

[Signature page follows]

Exhibit A

[Form of LLC Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Limited Liability Company Agreement for TCG / PCL, LLC as of the date first written above.

MANAGER:

TCG / Southern Diversified Manager, LLC, a Delaware limited liability company

By:
Name:
Title:

MEMBERS:

PLUM CREEK TIMBER OPERATIONS I, L.L.C., a Delaware limited liability company

By:
Name:
Title:

TCG MEMBER, LLC, a Delaware limited liability company

By:
Name:
Title:

Exhibit A

[Form of LLC Agreement]

EXHIBIT A

COMPANY INTERESTS

	Common Membership Interests (Percentage Interest)	Preferred Membership Interests
MANAGER
TCG / Southern Diversified Manager, LLC One S.W. Columbia, Suite 1700 Portland, OR 97258 Attn: John Gilleland Facsimile: 503-275-9667	—	—

MEMBERS
PC Member c/o Plum Creek Timber Operations I, L.L.C. 999 Third Avenue, Suite 4300 Seattle, WA 98104 Attn: Larry Neilson Senior Vice President, Business Development Facsimile: 206-467-3795	9.09%	Priority Amount ($704,700,000 as of the date of this Agreement)

TCG Member, LLC One S.W. Columbia, Suite 1700 Portland, OR 97258 Attn: John Gilleland Facsimile: 503-275-9667	90.91%	—

Exhibit A

[Form of LLC Agreement]

EXHIBIT F

REPRESENTATIONS AND WARRANTIES

Each Member represents, warrants, acknowledges and agrees, as to itself, that:

(a) For each Member that is a corporation, limited liability company or partnership, it is a corporation, limited liability company or partnership, as applicable, duly organized or formed and validly existing in good standing under the laws of the state of its organization or formation; it has the requisite power and authority to enter into this Agreement, to acquire and hold its Interests and to perform its obligations hereunder; its execution, delivery and performance of this Agreement has been duly authorized; and it has obtained any consent, approval, authorization or order of any court or governmental agency or body required for its execution, delivery and performance of this Agreement.

(b) This Agreement and all agreements, instruments and documents herein provided to be executed or caused to be executed by it are duly authorized, executed and delivered by and are and will be binding and enforceable against it.

(c) Its execution, delivery, and performance of this Agreement will not (i) conflict with, result in a breach of or constitute a default (or any event that, with notice or lapse of time, or both, would constitute a default), or result in the acceleration of any obligation, under any other agreement or instrument to which it is a party or by which it is bound or to which any of its property or assets is subject, (ii) conflict with or violate any of the provisions of its organizational documents, or (iii) violate any statute or any order, rule or regulation of any court or governmental or regulatory agency, body or officials.

(d) There is no action, suit or proceeding pending or, to its knowledge, threatened against it in any court or by or before any other governmental agency or instrumentality that would prohibit its entry into or performance of this Agreement.

(e) It has been advised to and has engaged its own counsel (whether in-house or external) and any other advisers it deems necessary and appropriate. By reason of its business or financial experience, or by reason of the business or financial experience of its own attorneys, accountants and financial advisors (which advisors, attorneys and accountants are not Affiliates of the Company or any other Member), it is capable of evaluating the risks and merits of an investment in the Interests and of protecting its own interests in connection with this investment. Nothing in this Agreement should or may be construed to allow any Member to rely upon the advice of counsel acting for another Member or to create an attorney-client relationship between a Member and counsel for another Member.

(f) Other than Goldman, Sachs & Co., neither it nor any of its Affiliates has employed any broker or finder or incurred any liability therefor in connection with the transfer of any Property to the Company or the transactions contemplated herein which has not been fully paid.

Exhibit A

[Form of LLC Agreement]

(g) It has not seen, received, been presented with, or been solicited by any leaflet, public promotional meeting, newspaper or magazine article or advertisement, radio or television advertisement, or any other form of advertising or general solicitation with respect to the purchase or sale of its Interest.

(h) It is financially able to bear the economic risk of its investment in its Interest, including the total loss thereof.

(i) No Person has at any time expressly or impliedly represented, guaranteed, or warranted to it that it may freely transfer its Interest, that a percentage of profit and/or amount or type of consideration will be realized as a result of its investment in its Interest, that past performance or experience on the part of the Members in the Company or their respective Affiliates in any way indicates the future results of the ownership of its Interest or of the overall Company business, that any cash distributions from Company operations or otherwise will be made by any specific date or will be made at all, or that any specific tax benefits will accrue as a result of an investment in the Company.

(j) It acknowledges that its Interests have not been registered under the Securities Act, or qualified under the blue sky laws of any state, in reliance, in part, on its representations, warranties, and agreements herein.

(k) It acknowledges that its investment in its Interest is speculative, involves a substantial risk of loss of its entire investment in the Company, that it understands and takes full cognizance of the risk factors related to purchase of its Interest, including that the Company is newly organized and has no financial or operating history, and that the other Members may (and will be permitted to) advance and seek to protect their own individual interests when making decisions or exercising rights relating to the Company and not necessarily the interests of the Company or another Member.

(l) It is familiar with the definition of “accredited investor” in Rule 501(a) of Regulation D under the Securities Act and it represents that it is an “accredited investor” within the meaning of that Rule.

(m) It acknowledges that there are substantial restrictions on the transferability of its Interest pursuant to this Agreement, that there is no public market for its Interest and none is expected to develop, and that, accordingly, it may not be possible for it to liquidate its investment in the Company. Without limiting the other representations set forth herein, and without limiting Article X of this Agreement, it will not make a Transfer (including to an Affiliate or Institutional Investor) of all or any part of its Interest or any direct or indirect ownership interest in it that will result in the violation by it or the Company of the Securities Act, or any other applicable securities laws.

Exhibit A

[Form of LLC Agreement]

(n) It has consulted with its own attorneys, accountants and financial advisors regarding all legal, tax and financial matters concerning an investment in the Company and the tax consequences of participating in the Company. It acknowledges that the tax consequences of its investment in the Company will depend on its particular circumstances, and neither the Company, the Members nor the partners, shareholders, members, managers, fiduciaries, agents, officers, directors, employees, Affiliates, or consultants of any of them will be responsible or liable for the legal, tax, or financial consequences to it of an investment in the Company. It will look solely to, and rely upon, its own advisers with respect to the legal and tax consequences of this investment.

(o) It shall defend and indemnify the Company and the other Members against, and shall hold it and them harmless from, any damage, loss, liability, or expense, including reasonable attorneys’ fees, as and when incurred by the Company or the other Members in connection with or resulting from the indemnifying Member’s breach of the representations and warranties contained in this Exhibit F. The obligations of a Member under this subsection (o) will survive the Transfer of its Interest.

(p) To the best of its knowledge, neither it nor any of its direct or indirect members, shareholders, partners or Affiliates currently is (1) identified on the OFAC List (as hereinafter defined) or otherwise qualifies as a Prohibited Person (as hereinafter defined) or (ii) in violation of any legal requirements relating to anti-money laundering or anti-terrorism, including, without limitation, those related to transacting business with Prohibited Persons or the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, U.S. Public Law 107-56, and the related regulations issued thereunder, including temporary regulations, all as amended from time to time. For purposes of this subsection (p), the term “OFAC List” means the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and accessible through the internet website www.treas.gov/ofac/t11sdn.pdf. and the term “Prohibited Person” means any Person identified on the OFAC List or any other Person or foreign country or agency thereof with whom a U.S. Person may not conduct business or transactions by prohibition of federal law or Executive Order of the President of the United States of America.

(q) It is not a foreign person with respect to which either any other Member or the Company would be required to withhold U.S. federal income tax under Section 1441, 1442, 1445, or 1446 of the Code, and it agrees to execute any and all documents necessary or reasonably required by the Internal Revenue Service, the Company, or any other Member to avoid any such withholding requirement.

INDEX OF OMITTED EXHIBITS AND SCHEDULES

TO FORM OF LLC AGREEMENT

Exhibit B – Form of Timber Sale Agreement
Exhibit C – Company Strategic Plan
Exhibit D – Properties Owned by Subsidiary LLC
Exhibit E – Insurance Requirements
Exhibit G – Form of Property Management Agreement
Exhibit H – Form of Certificate of Merger

Plum Creek agrees that it will furnish to the Securities and Exchange Commission a copy of any of the preceding omitted exhibits and schedules upon request.